UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

Umpqua Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 14, 2009

Umpqua Shareholders:

The annual meeting of shareholders of Umpqua Holdings Corporation will be held at the RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon, at 6 p.m., local time, on April 14, 2009 to take action on the following business:

1. Election of Directors.    To elect eleven members of Umpqua’s board of directors, who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2. Ratification of Auditor Appointment.    To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009.

3. Shareholder Advisory (Non-Binding) Vote on Executive Compensation.    To consider and approve the following advisory (non-binding) proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

4. Other Business.    To consider and act upon such other business and matters or proposals as may properly come before the annual meeting or any adjournments or postponements thereof. As of the date of this notice, the board of directors knows of no other matters to be brought before the shareholders at the meeting.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. If you were a shareholder of record of Umpqua common stock as of the close of business on February 6, 2009, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof.

A Notice of Internet Availability of Proxy Materials, commonly called a “Notice and Access Card” will be mailed to shareholders on or before March 5, 2009. You have the right to receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail as well as by telephone and on the internet.

You will find our proxy statement, Form 10-K and other important information at our website: www.umpquaholdingscorp.com. When you visit our site, you can also subscribe to e-mail alerts that will notify you when we file documents with the SEC and issue press releases.

Your vote is important.    Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

Please mark, sign, date and promptly return your proxy by following the instructions for voting by mail, or submit your proxy by following the instructions for voting by phone or on the Internet. Thank you.

By Order of the Board of Directors,

Steven L. Philpott
EVP/General Counsel/Secretary

February 27, 2009

Parent Company for Umpqua Bank and Strand, Atkinson, Williams & York, Inc.

Phone 503 727-4100 Fax 971-544-3750 One SW Columbia Street, Suite 1200, Portland, OR 97258

www.umpquaholdingscorp.com

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QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	What are Umpqua shareholders being asked to vote on at the annual shareholder meeting?

A:	Umpqua shareholders will vote on:

•	Item 1: The election of eleven directors to serve until the next annual meeting of shareholders;

•	Item 2: Ratification of the selection of Moss Adams LLP as Umpqua’s independent auditor for 2009;

•	Item 3: Advisory vote on executive compensation.

The board of directors recommends that you vote “FOR” all of the nominees, “FOR” the ratification proposal and “FOR” the advisory vote on executive compensation.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials (Notice and Access Card)?

A:	We are pleased to offer to our shareholders the benefits and convenience of electronic delivery of annual meeting materials. This will help us reduce the mailing of paper copies of our proxy materials and annual report. Our proxy materials are available on the Internet, so that you can review the materials and vote online. The Notice tells you how you can access those materials online. You also have the right to receive a paper or e-mail copy of these materials by asking for them as instructed in the Notice.

Q:	What does the Notice and Access Card look like?

A:	It will come in one of two forms. If you hold your shares in “street name” through a bank or broker, you will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” from Broadridge Financial Solutions. If you are a registered shareholder, you will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting” from our transfer agent, BNY Mellon Shareowner Services.

Q:	Can I vote my shares by filling out and returning the Notice and Access Card?

A:	No, the Notice and Access Card will have instructions on how to vote on the Internet, by phone or requesting and returning a paper proxy card, or by submitting a paper ballot in person at the annual meeting.

Q:	What do I need to do now?

A:	First, carefully read this document in its entirety. Then, vote your shares by following the instructions from your broker, if your shares are held in “street name”, or by one of the following methods:

•	If you received these printed materials by mail, mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the web site listed on the proxy card and follow the instructions provided; or

•

attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting by phone or on the Internet has the same effect as submitting a properly executed proxy card.

Q:	What are my choices when voting?

A:	When you cast your vote on:

•	Item 1: You may vote in favor of electing the nominees as directors or withhold your vote from one or more nominees.

•	Item 2: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

•	Item 3: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Q:	What if I abstain from voting?

A:	If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to that matter. With respect to the three items scheduled to be voted on at the meeting, abstentions will have no effect on the outcome of the vote on those proposals, assuming a quorum is present.

Q:	Who is eligible to vote?

A:	Holders of record of Umpqua common stock at the close of business on February 6, 2009 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 60,179,760 shares of Umpqua common stock outstanding held by 5,103 holders of record, a number that does not include beneficial owners who hold shares in “street name.”

Q:	How many shares are owned by Umpqua’s directors and executive officers?

A:	On February 6, 2009, Umpqua’s directors and executive officers beneficially owned 1,777,530 shares entitled to vote at the annual meeting, constituting approximately 2.95% of the total shares outstanding and entitled to vote at the meeting.

Q:	Can I vote if I hold shares of Umpqua common stock in the Umpqua Bank 401(k) and Profit Sharing Plan?

A:	If you are a participant in the Umpqua 401(k) and Profit Sharing Plan you will receive separate voting instructions for shares of Umpqua common stock allocated to your account as a participant or beneficiary under the Plan. These voting instructions will appoint the trustee of the Umpqua 401(k) and Profit Sharing Plan to vote shares in accordance with the instructions noted on the card. Please follow the instructions that accompany the card.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

•	calling the toll-free number on the Notice and Access Card or proxy card at least 24 hours before the meeting and following the directions provided;

•	going to the web site listed on the Notice and Access Card or proxy card at least 24 hours before the meeting and following the instructions provided;

•	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

•	notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or

•	voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.

If you voted through your broker, please contact your broker to change or revoke your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of the election of directors and ratification of the auditor appointment, but your broker will need instructions for the advisory vote on executive compensation. However, your broker is not required to vote your shares in this manner if you do not provide instructions.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so.

Q:	Why did I receive more than one Notice and Access Card or multiple proxy cards?

A:	You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust, custodial accounts). You should vote on each card that you receive.

Q:	How do you determine a quorum?

A:	Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as present for determining a quorum. Broker non-votes will also be counted as present for establishing a quorum.

Q:	How do you count votes?

A:	Each share is entitled to one vote. The named proxies will vote shares as instructed on the proxies.

In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. A representative of BNY Mellon Shareowner Services, our transfer agent, will count the votes and serve as our inspector of elections.

•

Item 1 requires a plurality of the votes cast to elect a director. The eleven director positions to be filled at the annual meeting will be filled by the nominees who receive the highest number of votes. However, we have adopted a majority voting policy that requires any director who receives more “withhold” votes than “for” votes to offer to resign from the board.

•

Item 2 does not require shareholder approval, but the Audit and Compliance Committee and the board are submitting the selection of Moss Adams LLP for ratification to obtain the views of our shareholders. The ratification of the appointment of Moss Adams LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

•

Item 3 is an advisory vote that is not binding on our board of directors. Approval of the proposed resolution requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee and in favor of Proposal 2 and Proposal 3.

Q:	Who pays the cost of proxy solicitation?

A:	Umpqua pays the cost of soliciting proxies. We have hired The Altman Group, Inc. to solicit proxies for this meeting and we will pay their fees, estimated to be $5,000 plus costs. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders, for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, or letter, without extra compensation.

Q:	Where do I get more information?

A:	If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact one of the following:

Steven Philpott	Michelle Bressman
Executive Vice President, General Counsel & Secretary General Counsel and Secretary	Vice President — Shareholder Relations Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
Legal Department	Finance Department
675 Oak Street, Suite 200	One SW Columbia Street, Suite 1400
P.O. Box 1560	Portland, OR 97258
Eugene, OR 97440	(503) 727-4109 (voice)
(541) 434-2997 (voice)	(503) 727-4233 (fax)
(541) 342-1425 (fax)	michellebressman@umpquabank.com
stevenphilpott@umpquabank.com

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held April 14, 2009:

This proxy statement and the company’s annual report to shareholders are available at:

www.umpquaholdingscorp.com

ANNUAL MEETING BUSINESS

Item 1.    Election of Directors

Umpqua’s articles of incorporation and bylaws provide that directors are elected to serve a one-year term of office, expiring at the next annual meeting of shareholders. Our articles of incorporation establish the number of directors at between six and nineteen, with the exact number to be fixed from time to time by resolution of the board of directors. The number of directors is currently set at eleven.

Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected, regardless of the number of votes each nominee receives. Shareholders are not entitled to cumulate votes in the election of directors. However, in an uncontested election, our majority voting policy requires that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the board chair following certification of shareholder vote. In determining the votes cast for the election of a director, abstentions and broker non-votes are excluded. The Nominating Committee considers the offer of resignation and recommend to the board whether to accept it. The policy requires the board to act on the Nominating Committee’s recommendation within 90 days following the shareholder meeting. Board action on the matter requires the approval of a majority of the independent directors.

The board of directors has nominated the following directors for election to one-year terms that will expire at the 2010 annual meeting:

Ronald F. Angell

Raymond P. Davis

Allyn C. Ford

David B. Frohnmayer

Stephen M. Gambee

Dan Giustina

Jose Hermocillo

William A. Lansing

Diane D. Miller

Bryan L. Timm

Frank R. J. Whittaker

Each of the nominees, except Mr. Hermocillo and Mr. Whittaker, currently serves as a director of Umpqua and of Umpqua Bank. The individuals appointed as proxies intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the board of directors may designate. Each nominee has agreed to serve on the board and we have no reason to believe any nominee will be unavailable.

Board Recommendation

The board of directors recommends a vote “FOR” the election of all nominees.

Item 2.    Ratification of Auditor Appointment

The Audit and Compliance Committee has selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2008, to act in such capacity for the fiscal year ending December 31, 2009, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain tax advice and tax planning services. Moss Adams has served as the Company’s independent auditors since 2005.

Shareholder approval of the selection of Moss Adams as our independent auditors is not required by law, by our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit and Compliance Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit and Compliance Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of Moss Adams as independent auditor.

Item 3.    Advisory (Non-Binding) Vote on Executive Compensation

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 into law. The Act includes a provision, commonly referred to as “Say-on-Pay,” that amends existing law and requires a TARP recipient to: “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).” We are a TARP recipient because of our participation in the U.S. Department of the Treasury’s Capital Purchase Program, pursuant to which we issued preferred stock and warrants to purchase our common stock to the Treasury. See section titled Capital Purchase Program- Executive Compensation Requirements.

We are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

As provided in the Act, the vote is not binding on the board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the compensation discussion and analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Other Business

The board of directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:

•	Competitive market pricing factors for compensation and benefits;

•	Changes in legal or regulatory requirements; and

•	The ability to recruit and retain certain key management and staff.

There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. For a more detailed discussion of some of the risk factors, see the section entitled Risk Factors in Umpqua’s 10-K and other filings with the SEC that are incorporated by reference into this document. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Nominees

The age (as of March 1, 2009) and business experience of each of the directors currently serving and of nominees who are not currently serving are as follows:

Ronald F. Angell, age 66, was appointed to the board in July 2004 and was elected in 2005. He served as a director of Humboldt Bancorp from 1996 until it was acquired by the Company in 2004. He served as a director of Humboldt Bank from 1989 to the date of the merger. Mr. Angell is a retired attorney and was a partner in the Eureka, California firm of Roberts, Hill, Bragg, Angell & Perlman. He currently serves as a director of the Sunriver Service District.

Scott D. Chambers, age 49, has served as a director since 1999 and his service as a director will be completed when his term expires at the 2009 annual meeting. Mr. Chambers is President of Chambers Communications Corp. of Eugene, Oregon, a media company that owns and operates a cable television system, network broadcast television stations, and a film and video production company. Mr. Chambers has more than 25 years of management experience with Chambers Communications.

Raymond P. Davis, age 59, serves as director, President and Chief Executive Officer of Umpqua, positions he has held since the Company’s formation in 1999. Mr. Davis has served as a director of Umpqua Bank since June 1994. He has served as Chief Executive Officer of Umpqua Bank from June 1994 to December 2000 and from November 2002 to the present. He has also served as President of Umpqua Bank from June 1994 to December 2000 and from March 2003 to the present. Prior to joining Umpqua Bank in 1994, he was President of US Banking Alliance in Atlanta, Georgia, a bank consulting firm. He has over 30 years experience in banking and related industries.

Allyn C. Ford, age 67, serves as Chairman of the board of directors and has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank for 30 years. Mr. Ford is President of Roseburg Forest Products, a fully integrated wood products manufacturer located in Roseburg, Oregon. Mr. Ford has over 30 years of management experience with Roseburg Forest Products. He also serves as a director of the Ford Family Foundation, the Doernbecher Hospital Foundation and the World Forestry Center.

David B. Frohnmayer, age 68, has served as a director since the Company’s formation in 1999 and as a director of Umpqua Bank since 1996. Mr. Frohnmayer is the President of the University of Oregon in Eugene, and has served in that capacity since 1994. He is the former Dean of the University of Oregon School of Law and former Attorney General of the State of Oregon. Until December 2003, he served on the board of Tax-Free Trust of Oregon.

Stephen M. Gambee, age 45, was appointed to the board in July 2005 and was elected in 2006. He is the President and CEO and a shareholder of Rogue Valley Properties, Inc. and a Managing Member of Rogue Waste Systems LLC, solid waste collection and disposal businesses. Prior to assuming the duties of the family businesses, Mr. Gambee was employed by Robert Charles Lesser & Co. /Hobson & Associates as the Pacific Northwest Director of Consulting. He is a director and secretary of the St. Mary’s School Community Foundation.

Dan Giustina, age 59, serves as Vice-Chair of Umpqua’s board and has served as a director since the Centennial Bancorp merger in November 2002. He served as a director of Centennial Bancorp and Centennial Bank from 1995 to 2002. Mr. Giustina is managing partner of Giustina Resources, which owns and manages timberland, and a member and manager of G Group LLC, which owns and manages residential and commercial real estate. Mr. Giustina is the past Chairman of the University of Oregon Foundation and is a board member of the Oregon Forest Industries Council.

Jose Hermocillo, age 54, has been nominated for election to the board at the 2009 annual meeting. Since 1998, Mr. Hermocillo has served as Senior Vice President and Managing Director of APCO Worldwide’s office in Sacramento, California. APCO Worldwide, Inc. is a global communication consultancy. Prior to joining APCO in 1996, Mr. Hermocillo was a partner in a political consulting and public affairs firm and has worked as a practicing attorney, labor union lobbyist and policy committee consultant in the California State Senate.

William A. Lansing, age 63, has served as a director since December 2001. He previously served as a director of Independent Financial Network, Inc. from 1991 until its merger with Umpqua in December 2001. Mr. Lansing is the retired President and Chief Executive Officer of Menasha Forest Products Corporation in North Bend, Oregon, and has over 38 years of experience in the forest products industry. Mr. Lansing serves as a director of Lone Rock Timber Company, Southwestern Oregon Community College Foundation, the World Forestry Center, the Eugene Council of the Boy Scouts of America and the Coos County Salmon and Trout Enhancement Program.

Theodore S. Mason, age 66, has served on the board since July 2004 and his service as a director will be completed when his term expires at the 2009 annual meeting. Mr. Mason is retired and he was the President and Chief Executive Officer of Humboldt Bancorp from January 1996 to April 2002 and of Humboldt Bank from 1989 to 2000. He served as a director of Humboldt Bancorp from 1996 to 2004 and as a director of Humboldt Bank from 1989 to 2004.

Diane D. Miller, age 55, was appointed to the board in July 2004 and elected in May 2005. She has been President of Wilcox, Miller & Nelson an executive search and outplacement firm since August 1986. Ms. Miller served as a director of Humboldt Bancorp and Humboldt Bank from January to July 2004 and she currently serves on the boards of the California Chamber of Commerce and the Northern California Chapter of the National Association of Corporate Directors and as a Regent of the University of the Pacific.

Bryan L. Timm, age 45, was appointed to the board in December 2004 and elected in May 2005. Mr. Timm joined Columbia Sportswear Company in June 1997 as Corporate Controller and was named Chief Financial Officer in July 2002. In 2003, Mr. Timm was named Vice President, Chief Financial Officer and Treasurer. In May 2008 he was promoted to Chief Operating Officer and named Executive Vice President in October 2008. Prior to joining Columbia, Mr. Timm held various financial positions with Oregon Steel Mills from 1991 to 1997, rising to Divisional Controller for CF&I Steel, Oregon Steel Mills’ largest division. From 1986 to 1991,

Mr. Timm was an accountant with KPMG LLP. Mr. Timm is a member of the board of directors of Doernbecher Children’s Hospital Foundation. He is also a member of the College of Business and Economics Advisory Board for the University of Idaho.

Frank R. J. Whittaker, age 58, has been nominated for election to the board at the 2009 annual meeting. Mr. Whittaker has been Vice President of Operations for The McClatchy Company (NYSE: MNI) since September 1, 1997. From 1985 to 1997, Mr. Whittaker was President and General Manager of McClatchy’s flagship paper, The Sacramento Bee. In his current role, he oversees McClatchy’s California operations (five newspapers), Florida operations (three newspapers) and Kentucky operations (one newspaper). He is active in the Sacramento community, including serving as the Chairman of capital campaigns for institutions such as Sutter Hospital, River Oaks Center for Children and Neighborhood Housing Services. In the newspaper industry, Mr. Whittaker currently serves as a Board member for the Audit Bureau of Circulations, is a past president of the California Newspaper Publishers Association and the past president of the California Newspaper Carrier Foundation.

Director Independence

The board of directors has determined that all directors except Mr. Davis are “independent”, as defined in the NASDAQ listing standards. In determining the independence of directors, the board considered the responses to Director & Officer Questionnaires that indicated no transactions with directors other than banking transactions with Umpqua Bank and arrangements under which Umpqua Bank leases certain facilities from entities in which directors have indirect material interests. The board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics. See the section below entitled Related Party Transactions for additional information.

Executive Officers

The age (as of March 1, 2009), business experience, and position of our executive officers other than Raymond P. Davis, about whom information is provided above, are as follows:

Barbara J. Baker, age 59, serves as Executive Vice President – Cultural Enhancement at Umpqua and Umpqua Bank, positions she has held since September 2002. Ms. Baker served as Oregon site executive for IBM’s server division (formerly Sequent Computer Systems, Inc.), where she managed human resources services and programs as well as corporate communications and community relations. Prior to joining Sequent, Ms. Baker served as Vice President of Human Resources for First Interstate Bank (now Wells Fargo).

Brad F. Copeland, age 60, serves as Senior Executive Vice President and Chief Credit Officer of Umpqua and Umpqua Bank. He has served as Chief Credit Officer since December 1, 2000. Mr. Copeland served as Executive Vice President and Credit Administrator of VRB Bancorp and Valley of the Rogue Bank from January 1996 until their merger with Umpqua in December 2000.

David M. Edson, age 59, serves as Executive Vice President of Umpqua and as President-Commercial Banking, positions he has held since joining Umpqua in October 2002. Prior to that time, he served as President of Bank of America, Idaho. Mr. Edson has over 25 years of experience in banking in the Pacific Northwest including as Executive Vice President for First Interstate Bank and as Chairman, CEO and President of First Interstate Bank of Idaho. Mr. Edson has announced that he will retire from the bank in March 2009.

Ronald L. Farnsworth, age 38, serves as Executive Vice President/Chief Financial Officer of Umpqua, a position he has held since January 2008 and Principal Financial Officer of Umpqua, a position he has held since May 2007. From March 2005 to May 2007, Mr. Farnsworth served as Umpqua’s Principal Accounting Officer. From January 2002 to September 2004, Mr. Farnsworth served as Vice President — Finance of Umpqua.

Mr. Farnsworth served as Chief Financial Officer of Independent Financial Network, Inc. (“IFN”) and its subsidiary Security Bank from July 1998 to the time of IFN’s acquisition by Umpqua in December 2001.

Neal T. McLaughlin, age 40, serves as Executive Vice President/Treasurer of Umpqua, a position he has held since February 2008 and Principal Accounting Officer, a position he has held since May 2007. From February 2005 to February 2008, he served as Senior Vice President and Controller of Umpqua. From 2002 until joining Umpqua, Mr. McLaughlin served as Senior Vice President and Chief Financial Officer of Albina Community Bancorp and before that was Executive Vice President and Chief Financial Officer at Centennial Bancorp and Columbia Bancorp.

Steven L. Philpott, age 57, serves as Executive Vice President and General Counsel of Umpqua and Umpqua Bank, positions he has held since November 2002. He has served as Corporate Secretary of Umpqua and Umpqua Bank since 2004. Mr. Philpott served as General Counsel for Centennial Bancorp from October 1995 until its merger with Umpqua in November 2002. Prior to that time, he was in private practice in Eugene, Oregon.

Daniel A. Sullivan, age 57, serves as Executive Vice President/Strategic Initiatives of Umpqua and Umpqua Bank. He served as Chief Financial Officer of the Company from 1997 to 2007 and served as Chief Information Officer in 2008. Prior to that time, Mr. Sullivan served as Vice President of Finance for Instromedix of Hillsboro, Oregon and worked as Senior Vice President and Controller for US Bancorp in Portland, Oregon.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 6, 2009, by each director and each Named Executive Officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
*	Raymond P. Davis	536,154	(2,3)	*	*
*	Allyn C. Ford	200,960		*	*
*	Theodore S. Mason	147,309	(4)	*	*
*	Daniel A. Sullivan	139,108	(5)	*	*
*	Ronald F. Angell	135,012		*	*
*	Dan Giustina	120,624	(6)	*	*
*	Brad F. Copeland	97,553	(2,7)	*	*
*	David M. Edson	88,667	(8)	*	*
*	William A. Lansing	60,858	(2)	*	*
*	Ronald L. Farnsworth	30,678	(2,9)	*	*
*	Stephen M. Gambee	19,621		*	*
*	David B. Frohnmayer	19,158	(2)	*	*
*	Scott D. Chambers	18,858		*	*
*	Bryan L. Timm	18,254		*	*
*	Diane D. Miller	12,399	(2)	*	*
	All directors and executive officers as a group (18 persons)	1,777,530	(2-10)	2.95%

	Name and Address of Beneficial Owner

*	Barclay’s Global Investors, N.A./Barclay’s Global Investors, LTD/ Barclay’s Global Fund Advisors (combined) 400 Howard Street, San Francisco, CA 94105	6,563,604	(11)	10.91%

*	Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746	3,924,463	(12)	6.52%

*	No par value common stock.

**	Less than 1.0%.

(1)	Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the Dividend Reinvestment Plan have been rounded down to the nearest whole share. Includes shares held indirectly in Director Deferred Compensation Plans, 401(k) Plans and IRAs.

(2)	Includes shares held with or by his/her spouse.

(3)	Includes 340,000 shares covered by options exercisable within 60 days.

(4)	Includes 27,588 shares covered by options exercisable within 60 days.

(5)	Includes 45,000 shares covered by options exercisable within 60 days.

(6)	Includes 3,639 shares covered by options exercisable within 60 days.

(7)	Includes 69,000 shares covered by options exercisable within 60 days.

(8)	Includes 73,000 shares covered by options exercisable within 60 days.

(9)	Includes 14,382 shares covered by options exercisable within 60 days.

(10)	Includes 627,127 shares covered by options exercisable within 60 days.

(11)	This information is taken from a Schedule 13G filed February 5, 2009 with respect to holdings as of December 31, 2008. The reporting person reports that the shares are held in trust for the economic benefit of the account beneficiaries.

(12)	This information is taken from a Schedule 13G filed February 9, 2009 with respect to holdings as of December 31, 2008. The reporting person reports that the shares are held by various investment companies, trusts and accounts and the reporting person disclaims beneficial ownership.

CORPORATE GOVERNANCE OVERVIEW

Our board of directors believes that its primary role is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to a Statement of Governance Principles, which the board and senior management believe promote this purpose, are sound and represent the best practices for our Company. We regularly review these governance principles and practices in light of Oregon law, Securities Exchange Commission (SEC) regulations, the rules and listing standards of the National Association of Securities Dealers (NASD) and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters

Our Statement of Governance Principles and the charter of each of our board committees can be viewed on our website at www.umpquaholdingscorp.com. This Statement is also available in print to any shareholder who requests it. Each board committee operates under a written charter.

Employee Code Of Conduct

The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow the code.

This code provides that our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor, who reports those complaints, if any, directly to our Audit and Compliance Committee of the board. Other complaints, such as those dealing with employee issues, are routed to another appropriate executive manager for review. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of law or a violation of our Business Ethics and Conflict of Interest Code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our treasurer and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Corporate Governance section of our website, www.umpquaholdingscorp.com.

Nomination Procedures

Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the board of directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The board will also consider whether the nominee is representative of the major markets in which the Company operates. Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities. Nominees should not serve on more than three boards of public companies in addition to the Company’s board. The board’s policy provides that no person shall be eligible for election or reelection as a director if that person will reach the age of 70 at the time of that person’s election or reelection, provided that a director who reaches age 70 during his or her term, shall complete the term for which that director was elected.

A shareholder may recommend a candidate for nomination to the board and that recommendation will be reviewed and evaluated by our Nominating Committee. Our Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees selected by the board. Shareholder recommendations for board candidates should be submitted to the Company’s corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440.

In 2008, we received no nominations of board candidates from our shareholders.

Changes in Nomination Procedures

There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were disclosed in the proxy statement for the 2008 annual meeting.

Shareholder Communications

Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO. Comments and questions may be directed to our board by submitting them in writing to the Company’s corporate Secretary, Steven Philpott at Umpqua Holdings Corporation’s Legal Department, P.O. Box 1560, Eugene, OR 97440. These comments or summaries of the comments will be communicated to the board at its next regular meeting. No communications of this type were received from shareholders in 2008. The Company has no formal policy regarding the attendance of directors at the annual meeting of shareholders. Beginning April 2007, the Company scheduled the annual meeting each year in Portland, Oregon on the day before a scheduled regular meeting of the board. Eight directors attended the 2008 annual meeting.

Board Evaluations

Each year, our board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. Each board member answers a questionnaire designed to rate, on a scale of one to five, the performance of each board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the committee as a whole, and reported to the full board. The Executive/Governance Committee then reviews those results and recommends changes in committee structure and function to the full board.

As a general rule, board members also fill out a confidential self evaluation of their own performance, which is delivered to the board chair. The board chair then reviews that information with the board member and solicits input from each committee chair with respect to the board member’s performance. The Nominating Committee considers this information when recommending a slate of candidates to be nominated by the full board.

Succession Planning

Succession planning for the CEO and other named executive officer positions is one of the board’s most important duties. Each year, the CEO presents his written succession plan to the Nominating Committee, which is accompanied by his review of up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually.

Meetings and Committees of the Board of Directors

The board of directors met seven times during 2008, including one special meeting, an exit meeting with examiners and a three-day strategic planning retreat. At the retreat, the board and executive management focused on how to best sustain and enhance shareholder value, the Company’s growth strategy and financial performance while maintaining Umpqua’s unique culture and commitment to community banking. All board committees have regularly scheduled meetings except the Nominating Committee, which meets as appropriate, upon the call of its chairperson. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2008, each director attended at least 75% of the board meetings, as well as meetings of committees on which the director served.

The board and each of our board committees regularly meet in executive session. Our CEO, who sits on the board and on four board committees, attends some executive sessions and is excused from others.

At December 31, 2008, the board of directors had seven active board committees: The Audit and Compliance Committee, the Budget Committee, the Compensation Committee, the Executive/Governance Committee, the Financial Services Committee, the Loan and Investment Committee, and the Nominating Committee.

The table below shows current membership information for each board committee as of December 31, 2008:

	C — Chairperson		V — Vice Chair		— — Member
	Audit and Compliance	Budget	Compensation	Executive/ Governance	Financial Services	Loan and Investment	Nominating
Ronald F. Angell	—			—		C	—
Scott D. Chambers				—	C	—	—
Raymond P. Davis		—		—	—	—
Allyn C. Ford				C			C
David B. Frohnmayer					V	—
Stephen M. Gambee		—	—			V
Dan Giustina	C			—		—	—
William A. Lansing		C	C	—	—		—
Theodore S. Mason	—	—	—
Diane D. Miller	—	—	V
Bryan L. Timm	V	V	—

Allyn Ford serves as Chair of the boards of Umpqua and Umpqua Bank and Dan Giustina serves as Vice Chair of the boards.

Audit and Compliance Committee

The board of directors has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. As of January 1, 2009, the members of the Committee were directors Giustina (Chair), Angell, Mason, Miller and Timm (Vice Chair). Each member of the Committee is independent, as independence is defined under Rule

4200(a)(15) of the listing standards of the NASD. The board of directors has adopted an Audit and Compliance Committee Charter, a copy of which is available on our web site in the Corporate Governance section at www.umpquaholdingscorp.com. The charter provides that only independent directors may serve on the Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that Bryan L. Timm meets the SEC criteria for an “audit committee financial expert.” The board of directors believes that each of the current members of the Committee has education and/or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2008, the Audit and Compliance Committee met eight times. In addition to these formal meetings, the Committee previews earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone conference to discuss those documents.

Budget Committee

The Budget Committee reviews and oversees our budgeting process, including the annual operating budget and the capital expenditure budget. It also oversees dividend planning and our stock repurchase programs. Effective January 1, 2009, the members of the Committee were directors Lansing (Chair), Davis, Gambee, Mason, Miller and Timm (Vice Chair). The Committee meets at least quarterly. In 2008, the Budget Committee met four times.

Compensation Committee

See Roles and Responsibilities in the section entitled, Executive Compensation Discussion and Analysis.

Executive/Governance Committee

The Executive/Governance Committee may, subject to limitations in our Bylaws and under Oregon law, exercise all authority of the full board when the full board is not in session. This Committee is responsible for the review and oversight of the Company’s strategic planning process, corporate governance, consideration of the Company’s merger and acquisition opportunities and oversight of the board’s structure. This Committee is comprised of the chairman of the board, the chair of each board committee and Umpqua’s CEO. Effective January 1, 2009, the members of the Committee were directors Ford (Chair), Angell, Chambers, Davis, Giustina and Lansing. This Committee meets at least quarterly. In 2008, the Executive/Governance Committee met four times.

Financial Services Committee

The Financial Services Committee reviews and oversees the operations of Strand Atkinson Williams & York, Inc. and Umpqua Bank’s Private Client Services division. This Committee serves as Strand’s board of directors. Effective January 1, 2009, the members of the Committee were directors Chambers (Chair), Davis, Frohnmayer (Vice Chair) and Lansing. This Committee must meet at least quarterly and in 2008, the Committee met four times.

Loan and Investment Committee

The Loan and Investment Committee approves certain loans, approves charge-offs to the loan loss reserve, sets investment and liquidity policies and monitors compliance with those policies and reviews Umpqua’s loan and investment portfolios. Effective January 1, 2009, members of the Committee were directors Angell (Chair), Chambers, Davis, Frohnmayer, Gambee (Vice Chair) and Giustina. The Loan and Investment Committee meets at least quarterly and in 2008 it met five times. In addition to these formal meetings, the Committee from time to time reviews and approves certain large extensions of credit and it usually meets by telephone conference to discuss those matters.

Nominating Committee

The Nominating Committee proposes nominees for appointment or election to the board of directors and conducts searches to fill the positions of President and CEO. The Committee is comprised of the chairman of the board and the chair of each board committee. All of the directors serving on the Nominating Committee are independent, as defined in the NASD listing standards. Effective January 1, 2009, the members of the Committee were directors Ford (Chair), Angell, Chambers, Giustina and Lansing. The Nominating Committee meets as often as it deems appropriate and in 2008, the Committee met three times.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2008, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2008 fiscal year on a timely basis.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2010 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8, Shareholder Proposals, and received by the Secretary of the Company on or before November 5, 2009. Shareholder proposals to be presented at the 2010 annual meeting of shareholders, which are not to be included in the Company’s proxy materials must be received by the Company no later than December 5, 2009, in accordance with the Company’s Bylaws.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons/Approval Process

Umpqua Bank leases certain facilities from entities in which certain directors have indirect material interests. These leases are not required to be disclosed under Item 404 of Regulation S-K.

We have a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. In 2007, Umpqua adopted formal written procedures to review and approve transactions with related persons. In accordance with these procedures and Nasdaq Rule 4350(h), all transactions with related persons must be approved by disinterested members of Umpqua’s Audit and Compliance Committee. In each instance where Umpqua Bank has a facility lease with a director, the lease was (i) entered into before the director became a related person with respect to Umpqua and/or (ii) Umpqua Bank assumed the lease in connection with an acquisition, so no prior approval by Umpqua was required or obtained. Nonetheless, the leases are believed to be on terms fair to the Bank and consistent with terms available from unrelated third parties. In 2008, the Audit and Compliance Committee approved Umpqua’s issuance of a letter of credit to the Port of Coos Bay, Oregon that was to be supported by a letter of credit from another bank on behalf of Chairman Ford’s company Roseburg Forest Products. The Company made no payment to and received no payment from Roseburg Forest Products or Mr. Ford in connection with this transaction. This letter of credit expired in November 2008, without any advance by the Bank.

Loans to Directors and Officers

Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $100,000 and report those loans to our Loan and Investment Committee. All Regulation O credits with a total credit exposure in excess of $100,000 must be approved by that Committee. Regulation O limits loans to executive officers to $100,000 unless the loan is secured by a first lien on the officer’s primary or secondary residence or unless the loan is made to finance the education of the officer’s children. All of our named executive officers are designated as executive officers of Umpqua Bank under Regulation O.

As of December 31, 2008, the aggregate outstanding balance of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was $14,998,879, which represented approximately 1.01% of our consolidated shareholders’ equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION

The Compensation Committee annually reviews its director compensation policy and in January 2008, the Committee adopted the following statement of philosophy with regard to director compensation:

Umpqua’s director compensation is designed to align the board of directors with its shareholders, and to attract, motivate, and retain high performing members critical to our company’s success. Our director compensation philosophy is simple: we pay our directors a competitive rate when compared to similar sized and performing financial services organizations.

•	Objectives — Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:

•	Attract and retain highly qualified people that portray our company culture and values.

•	Link the interests of our directors to the values derived by our shareholders.

•	Align the interests of our directors, executives, and employees.

•	Conform to the highest levels of fairness, ethics, transparency, and sound governance practice.

•

Director Compensation — On a regular basis the board will engage a third party professional to perform an evaluation to ensure director compensation is fair and competitive. Any change to director compensation is first reviewed by the Compensation Committee of the board prior to full board approval. Currently, it is the company’s policy for director compensation to be paid in company stock, which may be taken as deferred compensation.[1]

•

Director Training — We are committed to the continuing education of our directors. Umpqua provides an annual allowance for our directors to obtain director-specific education. Directors receiving such education shall provide an educational synopsis to the board or appropriate board committee.

The Compensation Committee is charged with reviewing director compensation and recommending changes to the full board. The board of directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non-employee directors will be compensated for their service on the board of directors and committees of Umpqua and its subsidiaries.

All director fees are payable in shares of Umpqua Holdings Corporation common stock, purchased periodically on the open market by a brokerage firm for the account of each director, with funds provided by the Company. The shares are purchased under a trading plan that complies with Rule 10b5-1(c)(2) of the Securities Exchange Act of 1934. Directors may choose to receive compensation on a deferred basis.

Under the plan, director fees are paid quarterly, in arrears, after review of attendance records. Directors may attend committee meetings by teleconference, but they are allowed to attend only one regular board meeting per year by teleconference and they must be personally present at all other regular board meetings. The plan also reiterates the directors’ obligations under applicable securities laws and Umpqua’s Insider Trading Policy, and obligates the directors, if requested to do so, to execute a lockup agreement in the event of a firmly underwritten public offering of our securities.

Umpqua also provides a nonqualified deferred compensation plan to its non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan in a lump sum or in annual installments over three, five or ten year periods following the date that the director leaves the board. Umpqua pays director compensation in shares of its common stock and the shares are held by a trustee. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation is paid by the Company with respect to the deferred account.

[1]	Beginning in 2009, a director may elect to have up to 30% of his or her compensation paid in cash.

The Compensation Committee’s practice is to engage an outside consultant at least once every three years to review director compensation paid by a peer group of companies to ensure that the compensation we pay to our directors is competitive given Company performance, board performance and our community bank philosophy.

In December 2007, the board of directors, acting upon a recommendation from the Compensation Committee, decided to maintain 2008 board compensation at the levels set in 2006. The schedule of fees that has been in effect since April 2006 is set forth in the table, below. The board Chair receives a higher retainer and participation fee. Committee chairs receive a slightly higher participation fee for chairing their committee meetings.

Schedule of Directors’ Fees

	Quarterly Retainer(1)	Board Meeting Participation(2)	Committee Meeting Participation(3)
Board Chair	$3,500	$4,500	$600
Committee Chair	$3,000	$4,000	$600
Participating Director	$3,000	$4,000	$500

(1)	Each director serves on the board of Umpqua Holdings Corporation and Umpqua Bank but receives only one Quarterly Retainer.

(2)	Each director receives one Participation Fee for board meetings actually attended, if both board meetings are scheduled to be held on the same day, either jointly or one following another.

(3)	The Audit and Compliance Committee Chair receives $700 for each meeting chaired and all other committee chairs receive $600 for each meeting chaired.

An internal peer group analysis of director compensation was performed in 2008. The Committee looked at two peer groups, the peer group used in the 2008 LTI Plan grant and the peer group used by Mercer Consulting in a director compensation report delivered to the Committee in 2006. At that time, the Committee reported to the board that total compensation paid to each director was below the median total compensation paid by the peer group of companies. The board approved modest increases to director compensation that are effective in January 2009.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the year ending December 31, 2008. Although each director ultimately receives fees in Umpqua stock, this table shows the cash contributed by the Company to the Director Compensation Plan to purchase that stock on the open market.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)(1)	(b)(2)	(c)	(d)	(e)	(f)	(g)	(h)
Angell, Ronald	$44,500						$44,500
Chambers, Scott	$43,400						$43,400
Ford, Allyn	$45,100						$45,100
Frohnmayer, David	$40,000						$40,000
Gambee, Stephen	$43,000						$43,000
Giustina, Dan	$46,400						$46,400
Lansing, William	$41,300						$41,300
Mason, Theodore	$43,500						$43,500
Miller, Diane	$44,000						$44,000
Timm, Bryan	$43,500						$43,500

(1)	Director Davis is omitted from this table because he is a named executive officer, he receives no separate compensation for service as a director and his compensation is fully reflected in the Summary Compensation Table.

(2)	Amounts in column (b) are earned in cash and paid in Umpqua stock. The following table shows what each director earned for each component of director compensation.

Name	Retainer	Board Participation	Committee Participation	Total
Angell	$12,000	$24,000	$8,500	$44,500
Chambers	$12,000	$24,000	$7,400	$43,400
Ford	$14,000	$27,000	$4,100	$45,100
Frohnmayer	$12,000	$24,000	$4,000	$40,000
Gambee	$12,000	$24,000	$7,000	$43,000
Giustina	$12,000	$24,000	$10,400	$46,400
Lansing	$12,000	$20,000	$9,300	$41,300
Mason	$12,000	$24,000	$7,500	$43,500
Miller	$12,000	$24,000	$8,000	$44,000
Timm	$12,000	$24,000	$7,500	$43,500

We invite the spouses of our directors to attend our annual multi-day strategic planning session. We believe this event provides a valuable opportunity for our directors to strengthen relationships with senior executives, enhance leadership development and advance our business objectives. The participation of spouses in the meals and social functions at the planning session is a positive contributor to the process. The Company pays the spouses’ travel expenses, meals and activities that may be considered to provide a personal benefit in connection with this event. In 2008, these payments did not exceed $5,000 in the aggregate and are not separately disclosed.

Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, they are not considered to be personal benefits or perquisites and are not separately disclosed.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2008 Compensation Highlights

Our executive compensation program is designed to support Umpqua’s vision and mission, which is to create a unique and memorable banking environment in which our customers perceive the company as an indispensable partner in achieving their financial goals; our people achieve unparalleled personal and professional success; our shareholders achieve the exceptional rewards of ownership; and our communities benefit from our involvement and investment in their future.

The Compensation Committee recognized that the management team was doing a very good job in a very difficult economic environment. Management recommended that base salaries for all officers be frozen for at least six months and that base salaries for executive officers be frozen for the entire year, except for those who were promoted. The Committee also recognized that it would be difficult for management to achieve the EPS target under the annual incentive plans and it issued stock option grants as a retention tool and to provide incentives to improve earnings growth and increase the stock price. The challenge for management and the board is to motivate key performers to work harder than ever in what is probably the most difficult banking environment we have ever experienced.

Compensation activity in 2008 was highlighted by the following:

•

2008 base salaries for our named executive officers were held at year-end 2007 levels after Umpqua Bank failed to achieve its earnings and growth objectives in 2007, primarily due to additions to our provision for loan losses and a deteriorating residential development environment in our Sacramento and Bend markets. See the section titled Executive Compensation Decisions.

•

No restricted stock units (RSUs) vested under the 2007 or 2008 grants under the 2007 Long Term Incentive Plan due to negative earnings growth in 2008. However, because the Company ranked 11th out of 18 and 8th out of 20 in EPS growth rate among the peer group for the 2007 and 2008 grants respectively, the Company began accruing for those grants. That accrual is reflected in the Summary Compensation Table. See the section titled 2007 Long Term Incentive Plan.

•

The company did not meet its EPS target in 2008, so there was no payout of the primary component of annual incentives to any managers, including the named executive officers. See the section titled 2008 Incentive Compensation Earned by the Named Executive Officers.

•

In April the Compensation Committee and CEO Davis agreed to amend his Supplemental Executive Retirement Plan to mitigate the effects of a 280G cutback by advancing the full vesting date. See the section titled Retirement Plan for Mr. Davis.

•

The company received a capital investment from the U.S. Treasury in November 2008 which requires us to meet certain executive compensation requirements. See the section titled Capital Purchase Program — Executive Compensation Requirements.

•

The board strengthened the ownership guidelines for directors and executive officers and instituted a “hold to retirement” policy with regard to equity awards to named executive officers. See the section titled Long Term Incentive Compensation.

Roles and Responsibilities

The Compensation Committee carries out the board’s overall responsibilities with respect to executive compensation, director compensation and review of the CEO’s performance. The Committee also oversees administration of the Company’s employee benefit plans, including the Company’s 401(k) and profit sharing plan. All Committee members are required to meet the NASD and SEC independence and experience requirements. Effective January 1, 2009, the members of the Committee were directors Lansing (Chair), Gambee, Miller (Vice Chair), Timm and Mason. The Compensation Committee must meet at least quarterly. In 2008, the Committee met seven times, including one special meeting.

The Compensation Committee operates under a written charter which is posted on our website at www.umpquaholdingscorp.com. The Committee annually reviews its charter and recommends changes to the full board. The Compensation Committee Chair sets the agenda and calendar for the Committee. As authorized by its charter, the Committee routinely hires attorneys and independent consultants for advice on compensation matters.

Mr. Davis, our CEO, is actively engaged in setting the compensation of our other named executive officers. At the end of each fiscal year, he reviews with the Committee the performance of each executive officer and he recommends the level of base and incentive compensation as well as equity grants for the ensuing year of individual executive officers reporting to him, including the executive officers covered by NASD Rule 4350. The Committee reviews those recommendations and compares them with market information to ensure that executive compensation is competitive and that the CEO is exercising his discretion appropriately. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASD Rule 4350, including salary, annual incentives, long-term incentive compensation and internal pay equity.

Our Executive Vice President/Cultural Enhancement works with our CEO, our business unit executives, General Counsel and outside counsel and consultants to recommend and design the structure of our incentive and benefit plans.

With respect to making compensation decisions, our Committee reviews compensation survey data or “benchmarking” data provided by recognized compensation consultants. The Committee uses this information to understand prevailing market practices and aggregate, as well as component, compensation packages provided by companies who are similar to Umpqua in size and scope. The Committee also considers company performance, individual performance and internal pay equity when making compensation decisions.

Identification of Named Executive Officers

We disclose the compensation paid to each of our “named executive officers” as required by Item 402 of Regulation S-K. In 2008*, those individuals were:

Name	Title	Designation
Raymond P. Davis	President and CEO	Principal Executive Officer

Brad F. Copeland	Senior Executive Vice President/Chief Credit Officer

David M. Edson	Executive Vice President and President — Umpqua Bank Commercial Lending

Daniel A. Sullivan	Executive Vice President/Strategic Initiatives

Ronald L. Farnsworth	Executive Vice President/Chief Financial Officer	Principal Financial Officer

*	Mr. William Fike, who was a named executive officer in 2007, retired April 30, 2008.

Executive Compensation Philosophy

The Company has adopted the following written statement of its executive compensation philosophy, which is reviewed annually by the Compensation Committee:

“Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. Umpqua’s executive compensation is designed to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is simple: we pay competitive base salaries and we strongly reward performance.

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Objectives — Umpqua Bank is committed to providing competitive, performance-based total compensation opportunities to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:

•	Attract and retain highly qualified executives that portray our Company culture and values

•	Motivate executives to provide excellent leadership and achieve Company goals

•	Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objectives

•	Strongly link the interests of executives to the value derived by our shareholders from owning Company stock

•	Connect the interests of our executives and our employees

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.

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Base Salary — Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of incumbent qualifications, behaviors, cultural adherence, and performance.

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Short-Term Incentives — Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon meeting company profitability goals and personal objectives.

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Long-Term Incentives — Executives who are critical to our long-term success should participate in long-term incentive opportunities that link a significant portion of their total compensation to increasing shareholder value.

•	Executive Benefits — We offer executives competitive benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, of which similar programs are offered to our employees.

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Communications & Training — We are committed to sharing information with executives to enable them to fully understand our objectives for executive pay and each element of their total compensation package.”

Executive Compensation — Plan Design and Objectives

Base Salary

The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not necessarily follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	The individual’s current and sustained performance results and the methods utilized to achieve those results;

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Non-financial performance indicators to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in same-store loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance);

•	The Company’s financial performance; and

•	Peer data and benchmarking reports.

Individual and Company Performance

A significant component of compensation is related to performance. We believe that an employee’s compensation should be tied to how well the employee’s team and the Company perform against both financial and non-financial goals and objectives. The board annually establishes the financial goals for the incentive compensation program. Non-financial goals include satisfactory performance on all internal and external regulatory exams and audits and achievement of the business and personal goals assigned to each executive.

Short-Term and Long-Term Incentives

Incentive compensation balances short and long term performance. We try to focus all senior managers on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives

The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives.

At the beginning of each year we adopt an Incentive Plan that provides for incentive compensation to be awarded to the Chief Executive Officer and our other named executive officers upon achievement of individual performance objectives established by the board of directors or the Compensation Committee for Mr. Davis and individual performance objectives established by Mr. Davis for the other named executive officers.

Each executive is assigned a target incentive, which is a percentage of base salary. The overall target incentive is discretionary and subject to adjustment. Achievement of the target incentive is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section entitled Executive Compensation Decisions.

The annual incentive plan for each named executive officer also includes a “negative discretion” component that allows the Committee to consider significant one time events that might affect, for example, earnings per share, and reduce the award that would otherwise be suggested by rote application of the formula in the plan.

Since 2004, the financial target component of the annual incentive has been based on operating earnings per share (EPS) targets. These targets are set by the board based upon the Budget Committee’s recommendation. The Company does not offer guidance on our EPS or growth rate targets and we regard these internal targets as confidential. Our annual earnings per share targets are determined at the start of each year, based on our internal budget, as we close out the previous year. At the same time, analysts who follow our company are developing their forward earnings targets for the coming year. If we disclosed this information, one could compare our annual targets to the original analyst targets for the year, and interpolate our targets for the coming year. This would compromise our objective of not providing guidance on EPS targets.

Typically, the EPS target for 100% payout of the financial component is achievable, but requires better than expected performance. The maximum percentage payout ranges from 0% to 150% of base salary.

The following table compares actual results against EPS targets and shows the percentage payment of the corporate financial target incentive for the years 2006-2008:

Year	EPS Target was:	Percentage Payout of Target Incentive
2006	Partially Achieved	75%
2007	Not Achieved	0%
2008	Not Achieved	0%

The annual incentive plans of all named executive officers require the executive to repay to the Company any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share were materially inaccurate. This plan provision, often called a “claw back”, was implemented in 2007 and the provision has not been triggered.

Other Annual Compensation — Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Named Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	—	—	—
Group Medical/Dental/Vision	—	—	—
Group Life and Disability	—	—	—
Annual Manager Incentive Plan	—	—
Severance	—	—	—
Change in Control	—	—
Supplemental Retirement (Top Hat)	—	—
Supplemental Executive Retirement(1)	—
Deferred Compensation Plan(2)	—	—

(1)	Mr. Davis is the only employee with a Supplemental Executive Retirement Plan.

(2)	In connection with the acquisition of other financial institutions, the Company has assumed deferred compensation plans that benefit other past and present employees. In 2008, the company adopted a non-qualified deferred compensation plan that allows eligible officers to make payroll deferrals to a deferred compensation account and to elect a deferred distribution date.

The company provides modest perquisites to the named executive officers. The perquisites we offer are common in the financial services industry and help the company attract and retain superior employees for key positions. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons, as well. Our payment of perquisites is disclosed in the Summary Compensation Table and they are itemized in the related supplemental table.

Umpqua has adopted a policy that governs personal use of the aircraft leased by the Company. That policy generally provides that the CEO or CFO must approve any personal use of this aircraft. If the flight is for purely personal reasons, the officer must reimburse the Company in accordance with the Standard Industry Fare Level formula. If the officer is accompanied by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use. If the officer’s spouse accompanies the officer for the purpose of participating in business functions, that use is not deemed to be personal use.

Long-Term Incentive Compensation

There are three forms of long-term incentives normally granted to our executives: stock options and restricted share awards (RSAs) under our 2003 Stock Incentive Plan and grants of restricted stock units (RSUs) under the 2007 Long Term Incentive (LTI) Plan.

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Stock Options.    The purpose of stock options is to provide equity compensation with value directly related to the creation of shareholder value and the increase in Company stock price. Stock options provide executives a vehicle (subject to vesting requirements) to increase equity ownership and share in the appreciation of the value of Company stock and they help retain the individuals to whom they are granted.

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Restricted Share Awards.    RSAs are awarded subject to vesting requirements and, in some cases, subject to the Company achieving predetermined financial goals. Restricted shares serve to help retain key executive talent, as well as attract and retain non-executive employees who make a significant contribution to the Company.

•	LTI Grants. These RSU grants are made under the 2007 LTI Plan and are subject to financial performance-based vesting, such as EPS growth, net income growth or return on equity.

With respect to both stock option and RSA grants, the deferred vesting schedules are designed to provide significant retention incentives to help ensure that the recipients continue with the Company.

Stock options provide incentives to increase the stock price and RSU grants under the LTI Plan provide incentives to increase earnings per share. The Committee believes that both goals should be the primary focus of long term incentive plans and the Committee believes that both stock options and RSUs are appropriately granted to certain named executive officers to help the Company achieve these goals. RSU grants under the LTI Plan are performance-based in that they vest based on comparing the Company’s EPS growth with the EPS growth of a select peer group of companies. Because the value of options is tied to an increase in stock price, we consider options to be a form of performance-based equity compensation. It should be noted that given the significant drop in the Company’s stock price over the past two years, most of the options granted to executive officers are “under water” because the current market price is below the exercise price. See table titled Outstanding Equity Awards at Fiscal Year-End.

We believe that key executives should have significant stake in the performance of the company’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. Our Statement of Governance Principles (posted on our website) requires directors and executive officers to accumulate a meaningful position in Company shares. At minimum, an outside director and an executive officer each must own the following number of common shares within five years after he or she attains the position noted below:

Outside director	10,000 shares
CEO	100,000 shares
Other NEOs	15,000 shares
Other executive officers	10,000 shares

Share ownership shall be determined from the totals on Table 1 of an SEC Form 4, which includes shares in which beneficial ownership is disclaimed but excludes outstanding stock options. Compliance with share ownership guidelines is reviewed annually by the Executive/Governance Committee. As of December 31, 2008, all directors and executive officers satisfied these minimum requirements.

In addition, named executive officers must retain a substantial portion of the equity awards granted by the Company. A named executive officer must retain 75% of the following net awards until the officer retires or reaches age 62, whichever first occurs:

•	Gains from option exercises (shares remaining after payment of the exercise price and taxes);

•	Vested restricted stock awards (net of tax withholdings);

•	Shares issued in payment of LTIP restricted stock units (net of tax withholdings).

Exceptions to this holding requirement may be granted only by the Compensation Committee based upon bona fide personal financial need or family hardship, including divorce or death of a spouse.

Directors and executive officers may sell no more than 15,000 shares per calendar year, unless he or she obtains authorization in a hardship situation from the Committee. In addition to this cap, a director or officer may sell shares to cover the exercise price and estimated taxes associated with an option exercise. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time) and derivative transactions, such as non-recourse loans secured by Company stock.

In 2008, the named executive officers, as a group, acquired 16,400 shares of company stock through vesting of restricted share grants and stock option exercises and sold or disposed of 3,205 shares.

Equity Compensation Plan Practices

In general, we issue stock options, RSAs and RSUs to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in the first quarter of each year, in connection with establishing their long-term incentive compensation package for that year; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements.

In January 2007, the Compensation Committee adopted a practice of issuing stock options with an effective date when the trading window is open for Section 16 reporters. This way, the stock price at the time of the grant can reasonably be expected to fairly represent the market’s view of our results and prospects. We have never re-priced or back-dated options granted under any of Umpqua’s equity compensation plans and the 2003 Stock Incentive Plan specifically prohibits these practices. See tables titled Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End.

As noted above, in the section titled Long Term Incentive Compensation, we have adopted stock ownership guidelines and a “hold to retirement” policy that severely restrict the ability of our named executive officers to turn equity grants into cash and, to that extent, make those grants a less valuable component of compensation. However, these restrictions are not reflected in the FAS 123R values attached to those grants.

Role of Tax and Regulatory Requirements

Under section 162(m) of the Internal Revenue Code, the Company is generally prohibited from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent that the compensation exceeds $1 million for any covered employee in any fiscal year. However, compensation that is performance-based as defined in the Code is not subject to the deductibility limits. Before the company participated in the Treasury’s Capital Purchase Program, the board’s policy was to ensure that all compensation paid by the Company is fully deductible for federal income tax purposes. However, the Emergency Economic Stabilization Act of 2008 reduced that cap from $1 million to $500,000 for our named executive officers and also provides that performance-based compensation is subject to that limit on deductibility. Therefore, beginning in 2008, some of the compensation paid to our named executive officers is not deductible, which has the effect of increasing the company’s tax liability. See the section titled 2005 Performance-Based Incentive Plan and Capital Purchase Program — Executive Compensation Requirements.

The employment agreements with our named executive officers provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that if the benefits are subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall not pay any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), as the same may be amended from time to time.

Severance and Change in Control

We believe that severance protection, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protection for our named executive officers under their respective employment agreements. The Company evaluates the level of severance benefit to provide a named executive officer on a case-by-case basis and, in general, we consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the senior executive level. We believe that change in control benefits eliminate or at least reduce any reluctance of executive officers to actively pursue potential change in control transactions that may be in the best interest of shareholders. In order to encourage executive officers to remain employed with the Company during this important time, we provide named executive officers with variable levels of an enhanced severance benefit if their employment is terminated without cause or in connection with a change in control. If the executive continues to work for the acquiring company for more than 12 months after the change in control transaction, the executive receives a reduced retention benefit, in lieu of a change in control benefit. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a certain period following separation. See table titled Potential Payments Upon Termination or Change in Control.

EXECUTIVE COMPENSATION DECISIONS

Introduction

The Company’s financial and operating performance in 2007 served as the backdrop for the Committee’s compensation decisions in early 2008. Those results reflected the impact of the significant slowdown in the housing industry, which primarily affected our residential development portfolio, the impact of the slowdown resulted in:

•	Non-performing assets increased to $98.0 million, or 1.18% of total assets as of December 31, 2007.

•	Net charge-offs increased to $22.0 million in 2007, or 0.38% of average loans and leases, as compared to $574,000 or 0.01% of average loans and leases in 2006.

•	The increase in non-performing assets and net charge-offs in 2007 contributed to a $41.7 million provision for loan and lease losses in 2007, as compared to $2.6 million in 2006.

However, in 2007 we saw the following accomplishments:

•	We completed the acquisition and integration of North Bay Bancorp and its principal operating subsidiary, The Vintage Bank.

•	Gross loans and leases increased by 13%. Excluding the North Bay acquisition, the organic loan growth rate was 5% for 2007.

•	Deposits increased by 13%. Excluding the North Bay acquisition, the organic deposit growth rate was 5% for 2007.

•	Total consolidated assets increased to $8.3 billion as of December 31, 2007, an increase of $995.8 million or 14%. Excluding the North Bay acquisition, the organic asset growth rate was 4% for 2007.

2008 was an unprecedented year in the financial services industry. Problems in the residential development sector and stress in the mortgage markets that were evident in early 2008, evolved by year-end into a full scale financial crisis and world-wide recession. The Company’s 2008 financial projections upon which the annual incentive plans are based were virtually unattainable by the end of the first quarter. Umpqua did not achieve its earnings goals in this difficult credit and overall economic environment. Therefore, our named executive officers did not receive any part of the financial component of their annual incentive plans. Furthermore, since EPS growth was negative, the first and second tranches of the RSUs granted in 2007 and the first tranche of the RSUs granted in 2008 under the 2007 LTI Plan did not vest.

2008 Base Salary and Annual Incentive Targets for Mr. Davis

In 2007, the Compensation Committee hired PricewaterhouseCoopers (PWC) as an independent compensation consultant reporting only to the Committee with respect to benchmarking the CEO’s compensation for 2008. The Committee and the Committee’s Chair had extensive conversations with PWC about the history and goals of our executive compensation program. PWC was asked to compare the CEO’s compensation package with that of the peer group in three major areas: (i) base salary (ii) total cash compensation (TCC) which is base salary plus annual incentive and (iii) total direct compensation (TDC), which is base salary plus annual incentive plus long term incentive expected value. The Committee concluded that based on the performance of the company and Mr. Davis, the 50th percentile to 75th percentile range continued to be an appropriate benchmark range for the CEO’s 2008 compensation. The Committee agreed with CEO Davis’s recommendation to not increase his base salary or target incentive in 2008. Although the Committee considers benchmark reports as only a factor in its analysis, in 2008, the Committee was guided by the 50th percentile for TDC when calculating the CEO’s stock option and RSU grants. The Committee believes it is important to follow its process on a consistent basis and to grant awards in accordance with a consistent pattern and practice.

PWC also provided the Committee with an analysis of the CEO’s shareholdings as compared with the CEOs in the peer group. Except for these executive compensation analysis services, PWC provided no other services to Umpqua in 2006-2008.

PWC selected and analyzed a peer group of 15 companies in the regional bank category, whose primary locations are in the western U.S., with total assets ranging from about $3.5 to $14.9 billion as of December 31, 2006. This peer group consisted of:

Banner Corp	First Community Bancorp	Sterling Financial Corp/WA	Western Alliance Bancorp
Cathay General Bancorp	First Republic Bank	SVB Financial Corp.	Greater Bay Bancorp
CVB Financial Corp.	Hanmi Financial Corp.	UCBH Holdings, Inc.	City National Corp.
East West Bancorp	Pacific Capital Bancorp	Westamerica Bancorporation

PWC’s analysis was based on a review of proxy data for three years and compensation surveys performed by Mercer Human Resource Consulting, Watson Wyatt and the Economic Research Institute. PWC analyzed Mr. Davis’s compensation as compared to the peer group median, with “market” being plus or minus 20% of median. PWC concluded that Mr. Davis’s 2007 total direct compensation (TDC) was “at market”.

In January 2008, based on the information received and reviewed and their deliberations, the Compensation Committee approved the following base salary and incentive targets for Mr. Davis, which were approved by the full board:

2008 Base Salary	Percentage Increase over 2007	Target Incentive	Percentage Increase over 2007	Target Incentive as a Percentage of Base Salary	Target Compensation (Base plus Incentive)
$714,000	0%	$714,000	0%	100%	$1,428,000

2008 Base Salary and Annual Incentive Targets for Other Named Executive Officers

In 2007, management engaged Watson Wyatt Worldwide (WWW) to provide a benchmarking analysis for the other named executive officers in connection with setting 2008 compensation. Except for these executive compensation analysis services, WWW provided no other services to Umpqua in 2006-2008. Comparative tally sheets were prepared for Mr. Davis and the Committee to review.

In December 2007, Mr. Davis met with the Committee to review his recommendations for the named executive officers, based on his own evaluation of their performance and his review of the WWW compensation report.

WWW analyzed a peer group of 19 publicly traded companies in the commercial bank category, whose total assets were approximately between $6 and $11 billion, at December 31, 2006. Of these, seven are headquartered in California, one in Washington and the others are based outside of our market area. The peer group consisted of:

Alabama Nat’l Bancorp.	First Midwest Bancorp	Pacific Capital Bancorp	Trustmark Corp.
Cathay General Bancorp	East West Bancorp	Provident Bankshares	UCBH Holdings, Inc.
Chittenden Corp.	Greater Bay Bancorp	Sterling Financial Corp/WA	United Bankshares, Inc.
CVB Financial Corp.	Irwin Financial Corp.	Susquehanna Bancshares	Wintrust Financial Corp.
First Commonwealth Fin’l	Old National Bancorp	SVB Financial Group

WWW reported the following data for the peer group: base salary and annual incentives with 25th, 50th and 75th percentile data cuts. They reported long term incentive (LTI) grant values with 25th and 50th percentile data cuts. WWW’s report used data from Watson Wyatt and Mercer’s published 2007 Executive Benchmark

Database. At meetings in December 2006 and January 2007, the Committee reviewed all components of the named executive officer’s compensation including salary, annual incentive and long-term incentive compensation. The Committee reviewed the WWW report and tally sheets for the named executive officers.

The Committee found that, as a group, the Company’s executive salaries were well within competitive median values. All but two of the executives were at or below the 50th percentile with respect to base salaries and the other two were below the 75th percentile. As a whole, annual target incentives were slightly higher than the median and the Committee was comfortable with more of the compensation being tied to performance. The Committee did not increase the base salaries of any executive in January, consistent with a company-wide freeze on most base salaries. Mr. Farnsworth’s base salary was increased in July to reflect his promotion to Chief Financial Officer.

In January 2008, based on the CEO’s recommendation and the other information received and reviewed and their deliberations, the Compensation Committee approved the following base salaries and incentive targets for the named executive officers in 2008:

Name	2008 Base Salary	Percentage Increase (Decrease) over 2007	Target Incentive	Percentage Increase (Decrease) over 2007	Target Incentive as a Percentage of Base Salary	Target Compensation (Base plus Incentive)
Brad F. Copeland	$365,000	0%	$273,750	0%	75%	$638,750
David M. Edson	$375,000	0%	$281,250	0%	75%	$656,250
Daniel A. Sullivan	$200,000	(29.6)%	$100,000	0%	50%	$300,000
Ronald Farnsworth*	$200,000	25%	$100,000	56%	50%	$300,000

*	In July 2008, Mr. Farnsworth’s base salary was increased from $160,000 to $200,000 to reflect his promotion, in January 2008 to EVP/Chief Financial Officer.

2008 Incentive Compensation Earned by the Named Executive Officers

Each of the named executive officers was eligible for incentive compensation in 2008. The Compensation Committee considered a variety of possible performance areas and determined that the following performance categories would focus these executives on objectives that would benefit shareholders:

•	corporate financial targets-measured by operating earnings per share-fully diluted;

•	leadership and cultural competencies;

•	regulatory and compliance goals; and

•	personal and business unit goals (for all except Mr. Davis).

The Company emphasizes objective performance benchmarks for annual incentive compensation, as measured by fully diluted operating earnings per share, and achievement of compliance and regulatory goals, as measured by ratings achieved in regulatory examinations and internal audit and compliance reviews. These objective standards (Financial Performance and Regulatory) are consistent with the 2005 Performance Based Incentive Plan and comprise 85% of Mr. Davis’s target incentive and 50% of the target incentive of the other named executive officers. The other performance targets include subjective standards and are awarded outside the 2005 Performance Based Incentive Plan. However, the Leadership/Unit Financial component is directly tied to the CEO’s evaluation of the executive’s performance compared with specific individual business goals that are established at the beginning of each year and incorporated in the executive’s annual incentive plan.

In January 2009, the Compensation Committee reviewed 2008 operating and personal results against the incentive plans for each of the named executive officers. The Committee determined that the Company’s actual earnings per share were below the lowest range for any executives’ targeted incentive and, in accordance with the

2008 plan, each named executive officer received no payout for the corporate financial performance component. CEO Davis presented his evaluation of the performance of each of the named executive officers and recommended the 2008 incentives to be paid to each officer. The Committee reviewed and approved those recommendations.

In reviewing the subjective categories of Leadership/Unit Financial performance and Personal/Business goals for each named executive officer, the Committee noted the exemplary work done by the executive team in managing problem credits, strengthening capital and positioning the company to survive the near term and emerge stronger than ever in the long term.

Achievement of performance targets in each of the other areas varied with each officer and incentive payouts for each of the named executive officers ranged from 41.7% to 70.0% of the targeted incentive.

The 2008 incentive compensation awarded to each named executive officer, itemized by category, is as follows:

Name	Financial Performance	%*	Regulatory	%*	Leadership/ Unit Financial**	%*	Personal/ Business	%*	Total	Target	Total as a % of Target
Davis	$0	70	$80,325	15	$217,200	15	N/A	0	$297,525	$714,000	41.7%
Copeland	$0	40	$36,956	10	$46,196	30	$72,113	20	$155,265	$273,750	56.7%
Edson	$0	40	$37,969	10	$63,281	30	$39,375	20	$140,625	$281,250	50.0%
Sullivan	$0	40	$13,500	10	$34,500	30	$11,250	20	$59,250	$100,000	59.3%
Farnsworth	$0	40	$13,500	10	$30,000	30	$26,500	20	$70,000	$100,000	70.0%

*	This represents the percentage of the total target incentive that is allocated to each performance category shown in the column to the left.

**	For Mr. Davis, this is his Leadership goal; for all other named executive officers this is their respective business unit profitability or expense control goal.

2008 Long Term Incentive Compensation

In January 2008, the Committee approved stock option grants to the named executive officers. The Committee felt that given the relatively low stock price at the time, the expense to the Company would be modest and would provide an incentive to increase price of the Company’s stock and would provide an incentive for the named executive officers to stay with the Company during what is projected to be a difficult operating environment for the foreseeable future. In July 2008, in a departure from the normal practice, and in a further effort to enhance retention of key executives, the company granted stock options to the named executive officers under the 2003 Stock Incentive Plan.

In March 2008, the company issued RSU grants under the 2007 LTI Plan to Messrs. Davis, Copeland and Edson in connection with the approval of their annual compensation packages. These grants are described in the Grants of Plan Based Awards table. These senior executive officers manage the major business units of the Company and have significant influence over the company’s earnings performance. These grants have a performance vesting requirement based on the Company’s earnings per share growth as compared with the earnings per share growth achieved by a peer group of companies. When recommending these grants, the Committee considered the value of these grants in the context of overall compensation and the survey data.

Internal Pay Equity

In December 2007 and January 2008, the Committee considered internal pay equity when it reviewed the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. The Committee received and reviewed the PWC and WWW reports referenced above to evaluate the compensation paid to the CEOs in the PWC peer group against the compensation paid to the other executive officers in the WWW report. The Committee considers total direct compensation (TDC), but not the Davis SERP, when reviewing internal pay equity. Based on its review, the Committee was satisfied that the comparative relationship between the compensation of the CEO and Umpqua’s other named executives is appropriate.

Capital Purchase Program- Executive Compensation Requirements

When the Treasury announced the Capital Purchase Program (CPP), it required participating banks to comply with section 111 of the Emergency Economic Stabilization Act of 2008 (EESA), which requires that participants meet appropriate standards for executive compensation and corporate governance for as long as Treasury holds an equity or debt position in the financial institution. When deciding to participate in the program, our board evaluated these requirements and the impact they would have on the Company, and considered them in light of the support this capital would provide to our lending programs.

In summary, the Company has determined that the only measurable impact that the original CPP requirements would have on the Company is the new limit on deductibility of executive compensation under IRC §162(m). The Company evaluated the cost of that change and determined that participation in the CPP, under the terms and conditions then in effect, was a very cost-effective way to raise capital compared with the cost of private capital at that time.

For purposes of that section, the term “senior executive officer” (SEO) is the CEO, the CFO, and the next three highest paid executives; these are the same individuals identified as “named executive officers” in this proxy statement.

As part of the American Recovery and Reinvestment Act of 2009 effective February 17, 2009, Congress enacted new and revised executive compensation requirements that purport to affect the Company, as a participant in the CPP. At this time, we do not know the effect of this legislation or the implementing regulations that are expected from the Treasury. The following discussion reflects the requirements that were in place when we closed our CPP transaction with the Treasury in November 2008.

Compensation Deduction is Capped.    The amendment to section 162(m) reduces the $1 million deduction limitation to $500,000 for financial institutions participating in the CPP. For purposes of the $500,000 deduction limit, all executive compensation is subject to the deductibility cap, including performance-based compensation. This limitation on deductibility will not affect any officer’s receipt of compensation, but creates a relatively small increase to the company’s tax liability. In 2008, this amended limit reduced our compensation deduction by $84,149, which represented a $25,455 cost to the Company from an increase in the company’s tax liability.

No Excess Parachute Payments Allowed.    The amendment to section 280G provides that the company may not pay an excess parachute payment to a senior executive officer when the Treasury is invested in the company. This is in addition to the existing 280G rules that make excess parachute payments non-deductible by the company and subject to a 20% excise tax levied against the executive. All of our employment and the benefit agreements with named executive officers have a “280G” cutback provision that, in essence, provides that the company will not pay and the executive will not receive an excess parachute payment. Therefore, this amendment to 280G will have no effect on the company or the SEOs.

Clawback Provision.    Treasury issued an interim final rule to, among other things, require that a CPP participant recover any bonus or incentive compensation paid to an SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. Since 2007, the annual incentive plans and the LTI agreements with our named executive officers have included similar clawback provisions.

Compensation Committee Certification.    In accordance with our CPP agreement, the Compensation Committee reviewed the SEO incentive compensation arrangements with the company’s senior risk officers and personnel acting in a similar capacity, to ensure that the SEO incentive compensation arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the institution. In December 2008, the Committee met with the CEO, the Chief Credit Officer, the Chief Auditor and the General Counsel to review certain reports and:

(1)	Discuss with the bank’s senior risk officers the long term and short term risks that the bank faces that could threaten the value of the company;

(2)	Identify the features of the company’s incentive compensation arrangements that could lead SEOs to take such risks; and

(3)	Limit any such feature in order to ensure that the SEOs are not encouraged to take risks that are unnecessary or excessive.

It was noted that the primary financial component for incentive compensation is earnings per share, which is an audited number and that credit quality has the most significant effect on earnings in this environment. The board regularly receives reports about key credit measures and the steps undertaken by management to address credit risk. In addition, the company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, such as:

•	prohibiting the re-pricing of stock options;

•	requiring executives to acquire and hold substantial ownership positions in company stock;

•	implementing “claw-back” provisions in annual incentive plans; and

•	adopting a “hold to retirement” policy with respect to 75% of the net gains from equity awards.

Following that discussion, the Committee unanimously authorized the certification found in the Compensation Committee report, below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee certifies that it has reviewed with senior risk officers the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excess risks that threaten the value of the financial institution.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the review and discussions referred to in paragraph (e) (5) (i) (A) of this Item, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2008.

Submitted by the Compensation Committee:

Bill Lansing (Chair)

Stephen Gambee

Ted Mason

Diane Miller (Vice Chair)

Bryan Timm

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2008. The 2008 amounts reported in columns (e) and (h) of this Summary Compensation Table for Mr. Davis show marked increases over the prior year, which are not reflective of actual value received by him, but relate to accounting accruals as more specifically described in the footnotes to the Table. The supplemental tables presented in the footnotes to this Summary Compensation Table are provided as additional information for our stockholders and are not intended as a substitute for the information in the Summary Compensation Table, which is required by SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(4)	(g)(5)	(h)(6)	(i)(7)	(j)
Davis, Raymond P., President/ CEO	2008	$714,000	$—	$807,051	$397,427	$297,525	$1,048,916	$69,444	$3,334,363
	2007	$714,000	$—	$223,896	$557,952	$285,600	$227,270	$63,810	$2,072,528
	2006	$673,215	$—	$—	$477,008	$499,669	$742,047	$70,790	$2,462,729

Copeland, Brad F., Sr. EVP/ Chief Credit Officer	2008	$365,000	$—	$404,984	$110,772	$155,265		$34,553	$1,070,574
	2007	$359,825	$25,000	$66,130	$100,862	$219,000		$36,211	$807,028
	2006	$315,498	$—	$56,439	$104,489	$200,000		$27,693	$704,119

Edson, David M.,	2008	$375,000	$—	$406,848	$97,606	$140,625		$41,622	$1,061,701
EVP/ President Umpqua Bank Commercial Lending	2007	$368,530	$35,685	$66,130	$117,478	$210,000		$41,643	$839,466
	2006	$325,985	$—	$56,439	$117,651	$214,315		$32,169	$746,559

Sullivan, Daniel A., EVP/ Strategic Initiatives	2008	$200,000	$—	$60,054	$89,974	$59,250		$15,491	$424,769
	2007	$234,688	$—	$64,188	$90,801	$70,500		$26,017	$486,194
	2006	$282,463	$—	$34,939	$97,760	$123,126		$26,906	$565,194

Farnsworth, Ronald L. EVP/CFO(8)	2008	$180,000	$—	$42,920	$31,484	$70,000		$8,457	$332,861
	2007	$160,000	$—	$46,574	$21,427	$54,000		$9,470	$291,471

(1)	The amount shown in column (c) reflects an increase to Mr. Farnsworth’s base salary from $160,000 per year to $200,000 per year effective July 1, 2008.

(2)	The amounts shown in column (d) are discretionary bonuses paid to Mr. Copeland and Mr. Edson.

(3)	The amounts shown in column (e) are the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K. Column (e) includes LTI Plan awards estimated at 100% vested at target level. For Mr. Davis, $452,007 and $130,518 attributable to 2007 and 2008 grants, respectively; for Mr. Copeland, $278,158 and $66,191 attributable to 2007 and 2008 grants, respectively; for Mr. Edson, $278,158 and $68,056 attributable to 2007 and 2008 grants, respectively. In 2007, the Company recognized no accrual for LTI Plan awards because the Company’s relative EPS performance was near the bottom of the peer group. In 2008, accruals were recognized because the Company’s relative EPS performance was near the middle of the peer group. Although expensed for accounting purposes, and reported in the Summary Compensation Table, since EPS growth has been negative in 2007 and 2008, none of the RSUs awarded under the 2007 and 2008 LTI Plan grants have vested and they all remain subject to forfeiture. If, for example, the expense associated with these stock awards was ratably spread across completed service periods, the Summary Compensation Table rows would appear as follows:

Normalized Stock Awards — RSU Recipients (supplemental table)

Name	Year	Salary	Bonus	Stock Awards(A)			Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
				Non-LTIP	2007 LTIP	2008 LTIP
				(i)	(ii)	(iii)			(iv)
Davis, Raymond	2008	$714,000	$—	$224,526	$226,004	$130,518	$397,427	$297,525	$687,856	$69,444	$2,747,300
	2007	$714,000	$—	$223,896	$226,004		$557,952	$285,600	$588,331	$63,810	$2,659,592
	2006	$673,215	$—	$—			$477,008	$499,669	$742,047	$70,790	$2,462,729

Copeland, Brad	2008	$365,000	$—	$60,635	$139,079	$66,191	$110,772	$155,265		$34,553	$931,495
	2007	$359,825	$25,000	$66,130	$139,079		$100,862	$219,000		$36,211	$946,107
	2006	$315,498	$—	$56,439			$104,489	$200,000		$27,693	$704,119

Edson, David	2008	$375,000	$—	$60,634	$139,079	$68,056	$97,606	$140,625		$41,622	$922,622
	2007	$368,530	$35,685	$66,130	$139,079		$117,478	$210,000		$41,643	$978,545
	2006	$325,985	$—	$56,439			$117,651	$214,315		$32,169	$746,559

Stock Awards:

(A)	Although these awards were expensed for accounting purposes, and reported in the Summary Compensation Table, the 2007 and 2008 LTIP awards did not vest and all shares granted under the awards are subject to forfeiture.

(i)	Stock award expense related to Non-LTIP RSAs or RSUs.

(ii)

LTIP RSU expense from 2007 grant shown ratably across service period completed (accounting expense all recognized in 2008). As discussed above under Executive Compensation Decisions, the Company’s performance under the 2007 LTIP plan as compared to peer performance resulted in no expense recognition in 2007. Through 2008 however, the grant-to-date performance compared to peer under the 2007 LTIP plan (11th of 18 in the 2007 grant and 8th of 20 in the 2008 grant) resulted in an estimated performance-based vesting of 100%, and in grant-to-date expense being recognized entirely in 2008. For equity compensation purposes, this expense is based on the fair value of the LTIP grant on date of grant, or $24.52. Had the expense been based on the year-end market value of $14.47, the value to Mr. Davis would have been $226,743, rather than the $452,007 recognized for accounting purposes; the value to Mr. Copeland and Mr. Edson, respectively, would have been $139,079, rather than the $278,158 recognized for accounting purposes.

(iii)	LTIP RSU expense from 2008 grant. For equity compensation purposes, this expense is based on the fair value of the LTIP grant on date of grant, or $14.33. Had the expense been based on the year-end market value of $14.47, the value to Mr. Davis would have been $131,793, rather than the $130,518 recognized for accounting purposes. Had the expense been based on the year-end market value of $14.47, the value to Mr. Davis would have been $131,793, rather than the $130,518 recognized for accounting purposes. The difference for Mr. Copeland and Mr. Edson was nominal and is not adjusted in this supplemental table.

(iv)	In 2007, the Company initiated accounting for “offsetting benefits” described in the Davis SERP, which had the effect of reducing the 2007 expense required under the plan to arrive at the appropriate liability for future benefits. In 2007 this represented a $722,121 reduction in the present value of future benefits to Mr. Davis due to the performance of other Company provided retirement related benefits and the cumulative earnings thereon. Mr. Davis received no additional benefits in 2008 under the Davis SERP as compared to the benefits allowed for in 2007. The 2008 and 2007 expense shown in this supplemental table reflects the $722,121 offsetting benefit realized in 2007 shown ratably across the two years.

(4)

The amounts in column (f) are the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K. However, due to the decline in the market price of our common stock, if the valuation for fiscal 2008 expense for the options granted to

Mr. Davis for which expense is shown in this column was based on the intrinsic value of the award (calculated as the difference between the option exercise price and $14.47, the price of our common stock at December 31, 2008, only one grant would be “in the money” with an intrinsic value of $144,000, compared with a 2008 expense of $397,427, as shown on the following table:

Value of Davis’s Option Awards v. FAS 123R Expense (supplemental table)

	Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Total Intrinsic Value “In the Money” Options ($)	2008 FAS 123R Expense ($)
	Exercisable	Unexercisable
4/1/1998	50,000		$12.00	4/1/2009	$123,500
1/2/2002	50,000		$13.34	1/2/2012	$56,500
4/28/2003	75,000		$19.31	4/28/2013	0
7/1/2003	—	75,000	$18.58	7/1/2013	0	$48,763
1/3/2005	60,000	15,000	$24.71	1/3/2015	0	$140,540
1/18/2006	15,000	10,000	$28.43	1/18/2016	0	$40,016
3/5/2007	40,000	10,000	$26.12	3/5/2017	0	$71,926
1/28/2008	—	100,000	$15.50	1/28/2018	0	$80,164
7/21/2008	—	50,000	$11.59	7/21/2018	$144,000	$16,018

Totals	290,000	260,000			$324,000	$397,427

(5)	The amounts shown in column (g) were earned in the year noted, and awarded under the Company’s annual incentive plans but paid in the following year.

(6)	This amount represents accounting expense recognized under the Davis SERP. In 2007, the Company initiated accounting for “offsetting benefits” described in the Davis SERP which had the effect of reducing the 2007 expense required under the plan to arrive at the appropriate liability for future benefits. In 2007 this represented an approximate $720,000 “one-time” reduction in the present value of future benefits to Mr. Davis due to the performance of other Company provided retirement related benefits and the cumulative earnings thereon.

(7)	The following supplemental table itemizes the amounts shown in column (i), All Other Compensation:

Name	Annual Auto Allowance/ Use Value(i)	Annual Paid Parking	Annual Dues and Club Memberships	Top Hat Plan(ii)	Dividends on Unvested Restricted Shares(iii)	Split Dollar VEB(iv)	Total
Davis, R.	$9,000	$2,700	$7,800	$30,784	$10,593	$8,567	$69,444
Copeland, B.	$10,250	$612	$3,801	$14,380	$5,510	$—	$34,553
Edson, D.	$10,250	$2,700	$8,742	$14,420	$5,510	$—	$41,622
Sullivan, D.	$6,000	$1,350	$—	$1,871	$6,270	$—	$15,491
Farnsworth, R.	$—	$2,700	$—	$—	$5,757	$—	$8,457

(i)	Amounts included in executive’s income for personal use of the Company vehicle assigned to that executive.

(ii)	Amount contributed by Company to the executive’s account under the Supplemental Retirement (Top Hat) Plan.

(iii)	Dividends paid in 2008 on the unvested portion of outstanding RSA grants and accumulated dividend equivalents on a deferred RSA grant (to Mr. Davis) issued under the 2003 Stock Incentive Plan.

(iv)	This is the value of the economic benefit to Mr. Davis of the $5 million split dollar agreement discussed in the section titled Retirement Plan for Mr. Davis. In 2008, Mr. Davis paid taxes of $3,037 associated with that benefit.

(8)	Mr. Farnsworth became the Principal Financial Officer in May, 2007 and the Chief Financial Officer in January, 2008.

Compensation Agreements

Employment Agreement with Raymond P. Davis

Our agreement with Mr. Davis, effective July 1, 2003, provides for his employment as President and Chief Executive Officer. It has no specific term and we may terminate his employment at any time for any reason or for no reason at all. However, if we terminate his employment without cause or if he leaves our employ for good reason, as defined in that agreement, he is entitled to a severance benefit equal to twice his base salary just prior to termination and twice his incentive received the prior year. Should Mr. Davis’ employment terminate as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to three years base salary and three times the incentive that he was targeted to receive that year, payable over 36 months. In addition, the Company, or its successor, would be obligated to pay health and welfare benefits for three years following termination, immediately vest all unvested stock options and provide an additional credit to his supplemental executive retirement plan.

Retirement Plan for Mr. Davis

The company has a Supplemental Executive Retirement Plan with Mr. Davis dated July 1, 2003, which was most recently amended and restated effective January 1, 2007 (the Davis SERP) that provides for a fixed schedule of retirement benefits to be paid to him if he retires on or after June 3, 2011. The Davis SERP also provides for adjusted payments if Mr. Davis is terminated or leaves Umpqua prior to June 3, 2011.

Effective, April 16, 2008, the Company amended and restated the Davis SERP to eliminate the cutback (vesting) in the retirement benefits Mr. Davis would receive if he were to terminate his employment “without good reason” or be terminated by the Company “without cause”. Under either circumstance, he is now entitled to receive a retirement benefit starting at age 62 actuarially determined based upon the amount of the “Account” (the amount the company has accrued at the time of his termination) without any cutback. Further, the revised SERP eliminates any payment to his estate or designated beneficiary in the event of his death before age 62 while in the employ of the Company. In lieu of the death benefit previously provided in the SERP, the Company has entered into a Split-Dollar Insurance Agreement (Endorsement Method) with Mr. Davis which provides for a death benefit payable to his designated beneficiary of $5,000,000 in the event of his death while in the employ of the Company prior to age 62. The agreement expires when he attains age 62. In the event of his death while in the employ of the Company after age 62, his estate or designated beneficiary is entitled to receive payments under the SERP as if he had elected to retire the day prior to his death. See table titled Annual Benefit Payable Under Davis SERP.

Employment Agreements with Other Named Executive Officers

Mr. Copeland and Mr. Edson

We have entered into Employment Agreements with David M. Edson and Brad F. Copeland. These Agreements were amended in September 2008 to extend the term of each to December 31, 2013, but they have no specific term of employment. No other modifications to these agreements were made in 2008. If we terminate the executive’s employment without cause or the executive leaves our employ for good reason, as defined in that Agreement, the executive is entitled to a severance benefit. The Agreements with Mr. Edson and Mr. Copeland entitle these executives to a severance benefit equal to the greater of nine months of the executive’s then current base salary or two weeks for every year of employment, paid over nine months. Mr. Edson has announced his intention to leave the Company on March 2, 2009.

Should employment terminate within one year following a change in control, as defined in the Agreements, the executive will receive a change in control benefit equal to 36 months current base salary and three times the incentive he received the prior year, payable over 36 months. This change in control benefit is in lieu of a severance benefit. Alternatively, if the executive remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months current base salary and 100% of the incentive paid the prior year payable over 12 months, beginning one year after the change in control. The executive may not receive a retention benefit if he is receiving a change in control benefit.

Mr. Sullivan

We have a Terms of Employment and Severance Agreement with Mr. Sullivan effective September 15, 2003, as amended on January 5, 2005 and June 1, 2007. His severance benefit is the same as that described above for Mr. Edson and Mr. Copeland if he is terminated without cause or he leaves for good reason except that he has a minimum severance benefit of $212,436. If Mr. Sullivan’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to the greater of $812,768 or two years base salary plus 200% of the incentive he received in the previous year, payable over 24 months. This change in control payment is in lieu of a severance benefit.

Mr. Farnsworth

We have an Employment Agreement with Mr. Farnsworth effective March 5, 2008. His severance benefit is equal to the greater of nine months of his then current base salary or two weeks for every year of employment, paid over nine months if he is terminated without cause or he leaves for good reason. If Mr. Farnsworth’s employment terminates within one year following a change in control, as defined in his Agreement, he will be entitled to payment of a severance benefit equal to 24 months current base salary and 200% of the incentive he received in the previous year, payable over 24 months. This change in control payment is in lieu of a severance benefit. If Mr. Farnsworth remains employed for 12 months following a change in control, he will receive a retention benefit equal to 12 months base salary and 100% of the incentive paid the prior year, payable over 12 months, beginning one year after the change in control. He will not receive a retention benefit if he is paid a change in control benefit.

Deferred Compensation Plan

In September 2008, the company adopted a restated Supplemental Retirement and Deferred Compensation Plan. The deferred compensation component of the non-qualified plan is effective for eligible officers beginning January 1, 2009. Participants may defer a portion of their salary (up to 50%) into a plan account and invest it in various mutual funds that are similar to those available under the 401(k) plan. The company has no plans to make discretionary contributions to the deferred compensation accounts.

401(k) and Profit Sharing Plan

Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The plan is subject to the Employee Retirement Income Security Act of 1974, as amended. Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2008, the Company made a matching contribution of up to 50% of each participant’s salary deferral, up to 6% of eligible compensation. In addition, for 2008, the Company made a profit sharing contribution equal to 1% of each participant’s eligible compensation. Our named executive officers are eligible to participate in the plan under the same terms and conditions as other employees.

Supplemental Retirement (“Top Hat”) Plan

We maintain a non-qualified deferred compensation plan for executive officers who are selected by the board to participate in the plan. Under the plan the Company may make discretionary profit sharing or other contributions to the plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974. In 2008, only Messrs. Davis, Edson, Copeland and Sullivan were eligible to participate in this plan.

2005 Performance-Based Incentive Plan

The Company’s 2005 Performance-Based Incentive Plan is designed to tie a significant portion of annual compensation to Company performance and to provide incentives to executive officers to achieve results tied to important objective business criteria. The Plan was approved by shareholders in 2005 and is intended to ensure that performance-based compensation awarded to the Company’s executives is deductible. The Plan is administered by the Compensation Committee. In December 2008, the board of directors extended the term of the plan and it continues in effect until December 31, 2009. The Plan authorizes the payment of an annual incentive tied to a percentage of the executive’s base salary and that incentive compensation is awarded upon achieving performance targets related to the corporate objectives established by the Compensation Committee. For 2008, the performance-based targets were:

•	the Company’s diluted operating earnings per share; and

•	supervisory ratings issued by regulatory agencies for the Company and its subsidiaries.

Equity Compensation Plan Information

See the table at Part II, Item 5 of the Company’s Form 10-K for information about equity compensation plans that provide for the award of securities or the grant of options to purchase securities to employees and directors of Umpqua, its subsidiaries and its predecessors by merger that were in effect at December 31, 2008.

Long Term Incentive Plans and Awards

2003 Stock Incentive Plan

We have a 2003 Stock Incentive Plan that was most recently approved and amended by our shareholders in 2007. Two million shares of common stock were reserved for issuance under the 2003 plan. The plan is administered by the Compensation Committee. Under the 2003 plan, non-qualified stock options, incentive stock options and restricted stock awards may be issued to employees and directors of the Company and its subsidiaries, as recommended by the Committee and approved by the board.

Under the terms of the 2003 plan, awards of stock options and restricted stock awards, when added to options under all other plans, are limited to a maximum of ten percent of the outstanding shares on a fully diluted basis. During 2008, we granted 31,700 restricted shares, under the 2003 Stock Incentive Plan. There were 104,700 shares awarded as RSUs to four employees under the Long Term Incentive Plan. The restricted stock award grants vest 20% per year over five years following the date of the grant. In addition, in 2008, we granted options to purchase common stock to our named executive officers under the 2003 Stock Incentive Plan. See table titled Grants of Plan Based Awards. All grants and awards were recommended by the Compensation Committee and approved by the full board of directors. As of February 6, 2009, there were a total of 635,106 shares in the 2003 plan available for future awards and grants, of which all are immediately available for issuance under the ten percent limitation.

2007 Long Term Incentive Plan

We have a long term incentive plan that was approved by shareholders in 2007. This 2007 LTI Plan reserves 1,000,000 shares of the Company’s common stock for issuance to executive officers in the form of restricted stock units. No more than 70,000 shares may be awarded to any participant in a calendar year under the 2007 Plan, except in connection with hiring an executive. The Compensation Committee determines which executive officers of the Company and its subsidiaries will participate in the Plan.

The Plan authorizes the award of RSU grants, which are subject to performance-based vesting, as well as any other vesting requirements established by the Compensation Committee for a grant, such as time-based service vesting. The performance goals for vesting (i) must be established by the Compensation Committee within the first 90 days of the performance period; (ii) must be objectively determinable; and (iii) the outcome of a performance goal must be substantially uncertain at the time the performance goal is established.

The Committee may base the performance goals for an RSU grant on one or more of these Performance Criteria. The performance goals are specific targets, schedules or thresholds against which actual performance is to be measured for purpose of determining the amount of vesting of an RSU grant.

The Committee has broad discretion in making RSU grants and determining the applicable performance goals and other vesting requirements, provided the performance goals are based on one or more of the above-listed Performance Criteria.

Grants of Plan-Based Awards

This table shows the plan-based awards granted to each named executive officer in the fiscal year ended December 31, 2008. The actual payouts under the non-equity annual incentive plans are shown in column (g) of the Summary Compensation Table. All restricted stock (RSA) and option awards were made under the 2003 Stock Incentive Plan. All restricted stock unit (RSU) awards were made under the 2007 LTI Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date	Grant Date Fair Value of Stock & Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)(1)	(e)	(f)(2)	(g)(3)	(h)(4)	(i)	(j)(5)	(k)(6)		(l)(7)
Davis	1/01/08	$0	$714,000	$1,038,870
	1/28/08								100,000	$15.50	$15.50	$343,280
	3/24/08				0	42,000	73,500
	7/21/08								50,000	$11.59	$11.59	$141,845
Copeland	1/01/08	$0	$273,750	$390,094
	1/28/08								35,000	$15.50	$15.50	$120,148
	3/24/08				0	21,300	37,275
	7/21/08								20,000	$11.59	$11.59	$56,738
Edson	1/01/08	$0	$281,250	$400,781
	1/28/08								30,000	$15.50	$15.50	$102,984
	3/24/08				0	21,900	38,325
	7/21/08								10,000	$11.59	$11.59	$28,369
Sullivan	1/01/08	$0	$100,000	$142,500
	1/28/08								15,000	$15.50	$15.50	$51,492
	7/21/08								10,000	$11.59	$11.59	$28,369
Farnsworth	1/01/08	$0	$100,000	$142,500
	1/28/08								20,000	$15.50	$15.50	$68,656
	7/21/08								10,000	$11.59	$11.59	$28,369

Notes:

(1)	The incentive targets reported in column (d) are calculated on base salaries at December 31, 2008. The annual incentive plans state that incentives will be calculated on year-end base salaries.

(2)

The shares reported in columns (f)-(h) relate to RSU grants that are subject to both a performance-based vesting requirement and a three-year service vesting requirement. These RSUs were granted March 24, 2008. The performance-based vesting is based on the Company’s earnings per share growth (“EPS Growth”), as compared to nineteen specified peer financial institutions. There is no minimum number of shares that will vest. For performance-based vesting purposes, the units are divided into two tranches. The performance-based vesting of the first tranche is based on EPS Growth for the two fiscal year period ending December 31, 2009; vesting of the second tranche is based on EPS Growth over the three year period ending December 31, 2010. Provided however, if the Company’s EPS Growth is negative for 2009, the performance period for both the first and second tranches will be based upon the Company’s comparative EPS Growth rate over the three year period ending December 31, 2010. Units vested based on the performance-based measurement will not be fully vested unless the executive’s employment continues through February 15, 2011. The time-based service vesting requirement is accelerated and waived, however, in the event the executive’s employment terminates before February 15, 2011, as a result of termination by the Company without Cause (as defined in the 2007 Plan) or by the executive for Good Reason (as defined in the 2007 Plan), or in the event of a Change in Control (as defined in the 2007 Plan). Under these circumstances, any tranches which have not been measured for performance-based vesting will be measured based on the Company’s performance for the performance period ended as of the fiscal quarter end prior to such termination or Change in Control. In the event of termination without Cause or for Good Reason, the vested amount of units will be prorated for the portion of the three-year service period actually served. In the event of a Change in Control, there is no reduction in vested units based on the shortened service period. The number of shares issued in settlement of the grant is based on the number of vested units.

(3)	The target number of units under Mr. Davis’s grant is 42,000 (28,000 and 14,000 units for each of the respective tranches). The target number of units under Mr. Copeland’s grant is 21,300 and Mr. Edson’s grant is 21,900 (each with a two-thirds / one-third split of the total grant units for the two tranches).

(4)	Each of the executives has the possibility of receiving a maximum of 175% of their target units.

(5)	The shares underlying options reported in column (j) were issued under the 2003 Stock Incentive Plan and vest 20% per year over a five year period, beginning one year after date of grant, except the grants to Mr. Davis. Mr. Davis’ grants vest over a four year period, 30% per year for the first two years and 20% per year for the third and fourth years.

(6)	Column (k) shows the exercise price of the stock option awarded to the named executive officer. Also presented is the closing price of Umpqua common stock on the grant date.

(7)	Column (l) shows the aggregate grant date fair value associated with all RSAs, deferred RSAs that are accounted for as RSUs, and option awards, as determined under FAS 123R. The assumptions used to calculate FAS 123R value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

This table shows information concerning unexercised stock options and unvested restricted stock awards held by each named executive officer as of December 31, 2008. All awards granted in 2003 and later years were granted under the 2003 Stock Incentive Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)(1)	(b)(2)		(c)(3)		(d)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)	(j)(9)
Davis, R.
04/01/1998	50,000					$12.00	4/01/2009
01/02/2002	50,000					$13.34	1/02/2012
04/28/2003	75,000					$19.31	4/28/2013
07/01/2003	—		75,000	(11)		$18.58	7/01/2013
01/03/2005	60,000	(10)	15,000			$24.71	1/03/2015
01/18/2006	15,000	(10)	10,000			$28.425	1/18/2016
03/05/2007										68,250	$987,578
03/05/2007	40,000	(13)	10,000			$26.12	3/05/2017
03/05/2007								38,284	$553,969
01/28/2008	—		100,000	(10)		$15.50	1/28/2018
03/24/2008										73,500	$1,063,545
07/21/2008	—		50,000	(10)		$11.59	7/21/2018

Copeland, B.
01/02/2002	15,000					$13.34	1/02/2012
09/30/2003	15,000					$19.01	9/30/2013
01/21/2005	24,000	(12)	16,000			$23.49	1/21/2015
02/02/2006								6,000	$86,820
03/05/2007										42,000	$607,740
01/28/2008	—		35,000	(12)		$15.50	1/28/2018
03/24/2008										37,275	$539,369
07/21/2008	—		20,000	(12)		$11.59	7/21/2018

Edson, D.
10/16/2002	25,000					$14.62	10/16/2012
09/30/2003	10,000					$19.01	9/30/2013
01/21/2005	24,000	(12)	16,000			$23.49	1/21/2015
02/02/2006								6,000	$86,820
03/05/2007										42,000	$607,740
01/28/2008	—		30,000	(12)		$15.50	1/28/2018
03/24/2008										38,325	$554,563
07/21/2008	—		10,000	(12)		$11.59	7/21/2018

Sullivan, D.
09/30/2003	10,000					$19.01	9/30/2013
01/21/2005	24,000	(12)	16,000			$23.49	1/21/2015
02/02/2006								3,000	$43,410
01/29/2007								4,000	$57,880
01/28/2008	—		15,000	(12)		$15.50	1/28/2018
07/21/2008	—		10,000	(12)		$11.59	7/21/2018

Farnsworth, R.
03/21/2000	882					$5.70	3/21/2010
01/02/2002	1,500					$13.34	1/02/2012
01/21/2005	1,500	(12)	1,000			$23.49	1/21/2015
04/20/2005	6,000	(12)	4,000			$22.94	4/20/2015
02/02/2006								3,000	$43,410
01/29/2007								4,000	$57,880
01/28/2008	—		20,000	(12)		$15.50	1/28/2018
07/21/2008	—		10,000	(12)		$11.59	7/21/2018

(1)	Column (a), the grant date of each award is noted below the name of each named executive officer.

(2)	Column (b) shows the number of shares underlying vested (exercisable) but not exercised stock options at the fiscal year ending December 31, 2008.

(3)	Column (c) shows the number of shares underlying unexercised options that are not exercisable because they had not vested at the end of the fiscal year.

(4)	Column (e) shows the exercise price to be paid by the executive in order to acquire the shares subject to the option.

(5)	Column (f) shows the date that each option expires, if not previously exercised. Under the 2003 Stock Incentive Plan, the option expiration date is accelerated for officers whose employment is terminated for any reason and all such options expire three months following the termination date.

(6)	Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2008. All RSA grants shown in this table vest 20% per year over a five year period, beginning one year following the date of the grant, except the March 5, 2007 grant to Mr. Davis, which vests 100% on July 1, 2011, with partial vesting if his employment terminates prior to that date.

(7)	Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2008, using the closing price of Umpqua stock ($14.47) on December 31, 2008, the last trading day of the year.

(8)	Column (i) shows the maximum shares issuable, assuming maximum vesting of the RSU award.

(9)	Column (j) shows the aggregate market value of shares based on unvested RSUs, using the closing price of Umpqua stock ($14.47) on December 31, 2008, assuming maximum vesting of the award.

(10)	This option vests over a four year period, beginning one year after the grant date: 30% per year at the end of the first and second years and 20% per year at the end of the third and fourth years.

(11)	This option vests in full seven years after the grant date.

(12)	This option vests 20% per year over a five year period, beginning one year after the grant date.

(13)	This option vests over a three year period with 60% vesting on December 31, 2007 and 20% vesting each on December 31, 2008 and 2009, respectively.

Option Exercises and Stock Vested

This table shows each stock option that was exercised by a named executive officer and the number of restricted shares, if any, that vested during the fiscal year ended December 31, 2008. In each case, the option exercise price to be paid by the optionee and the related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Davis, Raymond P.	—	—	—	—
Copeland, Brad F.	—	—	3,000	$48,710
Edson, David M.	—	—	3,000	$48,710
Sullivan, Daniel A.	—	—	3,000	$47,850
Farnsworth, Ronald L.	—	—	2,100	$34,611

Pension Benefits

This table shows the current outstanding obligations of the Company under the Davis SERP, which is a non-qualified defined benefit plan and is the only retirement plan sponsored by the Company that is to be reported in this table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)
Davis, Raymond P.	Supplemental Executive Retirement Plan	N/A	$3,749,031	$0

Notes:

(1)	The Supplemental Executive Retirement Plan is also referred to in this proxy as the Davis SERP. See the section titled Retirement Plan for Mr. Davis for more information.

(2)	Mr. Davis had 12.5 years of credited service when the Davis SERP was amended in 2007. As amended, the agreement has a fixed schedule of benefits, based upon the month in which his employment terminates and the reason for termination. Years of credited service are no longer relevant to computing his benefits under the Plan.

(3)	The present value of Mr. Davis’s accumulated benefit under the plan, computed as of December 31, 2008, which is the measurement date used for financial statement reporting purposes with respect to Umpqua’s audited financial statements for the fiscal year ended December 31, 2008. During 2008, Umpqua accrued $1,048,916 for the Davis SERP. The benefits payable by Umpqua under the Davis SERP are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by us, and these estimated amounts are reflected in the present value shown in column (d).

Annual Benefit Payable Under Davis SERP

The benefit payable under the Davis SERP is adjusted in the event of a termination with or without cause, or disability prior to retirement. With the exception of the death benefit, which is lump sum, the following table shows the annual benefit that would be paid to Mr. Davis under the various scenarios, if his employment terminated in December of each year noted below.

Month of Employment Termination Or Disability	Normal Retirement(1)	Disability(2)	With Cause or Without Good Reason(2)	Without Cause or With Good Reason(2)	Change in Control(2)	Death Benefit(3)	Present Value of Accumulated Benefit(4)
Dec. 2008	N/A	$355,842	$213,505	$355,842	$477,921	$3,749,031	$3,749,031
Dec. 2009	N/A	$446,342	$357,073	$446,342	$523,171	$4,849,227	$4,849,227
Dec. 2010	N/A	$547,011	$492,310	$547,011	$573,505	$6,073,691	$6,073,691
Dec. 2011	$632,091	$632,091	N/A	N/A	$632,091	$7,105,474	$7,105,474
Dec. 2012	$708,524	$708,524	N/A	N/A	$708,524	$7,890,217	$7,890,217
Dec. 2013	$794,686	$794,686	N/A	N/A	$794,686	$8,751,311	$8,751,311
June 2014	$850,000	$850,000	N/A	N/A	$850,000	$9,214,632	$9,214,632

(1)

Mr. Davis reaches “Retirement Age” under the agreement on June 3, 2011, his 62nd birthday. His maximum annual benefit is $850,000 per year when he reaches age 65. Payment of the annual benefit continues until (i) 36 months prior to his predicted life expectancy, measured at termination of employment, if he dies prior to that date or (ii) 36 months after his predicted life expectancy, if he survives to that date.

(2)	“Disability”, “Cause”, “Good Reason” and “Change in Control” are defined in the Davis SERP Agreement and are consistent with the definitions of the same terms found in his Employment Agreement. The benefits payable for termination with or without “Cause” and with or without “Good Reason” apply only if Mr. Davis’s employment is terminated prior to him reaching the retirement age of 62.

(3)	This is a one-time lump sum benefit payable if Mr. Davis dies prior to termination of his employment with Umpqua. If the death benefit is paid, no other benefit is payable under the Davis SERP.

(4)	The present value of the accumulated benefit is equal to the amount accrued by the Company for payment of the benefit, after deducting the estimated social security retirement benefits and the other pension plan benefits funded by the Company on behalf of Mr. Davis.

Potential Payments Upon Termination or Change in Control

The following table shows the cash and equity benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. See the summary of the executive’s employment agreement following the Summary Compensation Table for a description of how the severance and change in control benefits are calculated. For purposes of this table, it is assumed that the termination of employment occurred on December 31, 2008.

Name	Termination Scenario	Cash Benefit	Equity Awards(8)
Davis, Ray	Death(1)	$5,300,000	$814,748
	Long Term Disability(2)	$475,842	$814,748
	Involuntary Termination(3),(9)	$1,999,200	$767,558
	Change in Control(4),(9),(10)	$3,703,954	$1,480,324

Copeland, Brad	Death(1)	$300,000	$334,257
	Long Term Disability(2)	$120,000	$334,257
	Involuntary Termination(3)	$273,750	$334,257
	Change in Control(5),(7)	$1,752,000	$799,911
	Retention(6),(7)	$584,000	$799,911

Edson, Dave	Death(1)	$300,000	$337,151
	Long Term Disability(2)	$120,000	$337,151
	Involuntary Termination(3)	$281,250	$337,151
	Change in Control(5),(7)	$1,755,000	$779,793
	Retention(6),(7)	$585,000	$779,793

Sullivan, Dan	Death(1)	$300,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3),(7)	$212,436	$0
	Change in Control(5),(7)	$812,768	$130,090
	Retention(6),(7)	$270,500	$130,090

Farnsworth, Ron	Death(1)	$300,000	$0
	Long Term Disability(2)	$120,000	$0
	Involuntary Termination(3),(7)	$150,000	$0
	Change in Control(5),(7)	$508,000	$139,100
	Retention(6),(7)	$254,000	$139,100

(1)	Each executive’s beneficiary would receive a maximum of $200,000 as a lump sum benefit under Umpqua’s group life insurance plan, which is a benefit available to all full time employees. The cash benefit shown also includes a $100,000 BOLI death benefit with respect to each named executive officer. For Mr. Davis, this amount also includes a split-dollar life insurance agreement with a death benefit of $5,000,000 payable in-lieu of the death benefit under the Davis SERP. Mr. Davis pays the income and FICA tax on the value of the economic benefit of the split dollar life insurance agreement.

(2)

This is the annual benefit under Umpqua’s group Long Term Disability Plan, which pays 60% of the employee’s monthly base salary, not to exceed $10,000 per month, beginning 90 days after becoming disabled. This benefit is provided to all full time employees. If the employee becomes disabled before age

60, benefits are payable until normal social security retirement age. For Mr. Davis, this amount includes the annual disability benefit of $355,842 under the Davis SERP.

(3)	Assumes termination is without “cause” or executive leaves for “good reason” defined in his agreement as (i) a material reduction in base salary not shared by other executives; (ii) the officer is required to relocate more than 50 miles from his current office; or (iii) a material adverse change in title or line of reporting.

(4)	This benefit includes $26,879 as the estimated cost of health and welfare plan benefits for three years following termination. This benefit is payable if Mr. Davis’s employment is terminated within a year following a change in control if he is terminated without “cause” or leaves for “good reason”, as defined in the agreement. The change in control benefit is paid in lieu of any severance benefit.

(5)	This benefit is payable for up to a year following a change in control if the executive is terminated without “cause”, leaves for “good reason”, as defined in the agreement or resigns after being assigned to a position that is not reasonably equivalent to his position before the change in control.

(6)	Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control.

(7)	For this executive, receipt of this cash benefit is conditioned upon the executive signing a Separation Agreement upon termination of employment that provides for (i) a release of all claims against the Company; (ii) the executive’s agreement not to disparage the company; (iii) the executive’s agreement to not compete with the Company or solicit the Company’s employees to leave the Company for the period of time that the executive is receiving severance, change in control or retention benefits; and (iv) the executive’s agreement not to solicit the Company’s customers for a period of two years following separation.

(8)	This column shows (i) the dollar value of additional shares (if any) that would vest under the executive’s RSA and RSU grants, calculated at $14.47 per share, which was the closing price of Umpqua’s stock on December 31, 2008, the last trading day of the year; and (ii) the intrinsic value of any options that would vest.
(9)	Mr. Davis’s Agreement provides that upon termination of his employment, he will not compete with the Company for the period of time that he is receiving a severance or change in control benefit and that he will not solicit the Company’s customers or employees for a period of two years following separation.

(10)	Under his Employment Agreement, Mr. Davis’s change in control benefits are subject to reduction to the extent that they exceed the safe harbor amount calculated under IRC §280G. The following table shows how his change in control cash benefit is calculated:

Cash benefit under Employment Agreement	$4,310,879
Present Value of Davis SERP acceleration(i)	620,813
Less §280G cutback(ii)	(1,227,738)

Net change in control cash benefit	$3,703,954

(i)	The present value of the accelerated SERP benefit was determined using the following: (i) The PPA mortality table used in 2008 for determining lump sum payments under Code section 417(e), and (ii) 120% of the applicable Federal rates for December of 2008, which include a short-term rate of 1.63%, a mid-term rate of 3.40%, and a long-term rate of 5.28%.

(ii)	This calculation does not reflect the value of the non-compete provisions of his Agreement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) audited our consolidated financial statements for the years ended December 31, 2006, 2007 and 2008. One or more representatives of Moss Adams are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

Independent Auditors’ Fees

The following table shows the amounts billed by Moss Adams in 2008 and 2007:

($ in thousands)	2008	2007
Audit Fees(a)	$610	$657
Audit-Related Fees(c)	$25	$43
All Other Fees(b)	$46	$36
Tax Fees	—	—

Total Fees	$681	$736

(a)	Fees for Audit services billed in 2008 and 2007 are:

•	For audit of the Company’s annual financial statements

•	For reviews of the Company’s quarterly financial statements

•	For audit of annual financial statements of Strand Atkinson Williams & York, Inc.

•	For Sarbanes-Oxley Section 404 work attestation services

(b)	All other fees for 2008 and 2007:

•

Include consulting services regarding VISA lawsuit, Harvest loan sale, comfort letter and WKSI offering, S-3 Capital raising, flood hazard consulting, CCH Accounting Manager, implementation of SFAS 157, SFAS 159, and FIN 48, and attendance at Audit Committee Meetings

•	Consultation regarding purchase accounting and review of Forms S-4 and S-8

(c)	Fees for the 401(k) plan for the year ending December 31, 2007 and December 31, 2006 during 2008 and 2007, respectively

	2007	2008
Ratio of All Other Fees to Audit Fees and Audit-Related Fees	7.24%	5.14%

In considering the nature of the services provided by the independent auditor, the Audit and Compliance Committee determined that such services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission (the “SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by Moss Adams for the 2008 audit engagement were pre-approved by the Audit and Compliance Committee at its March 18, 2008 meeting, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the

“Disclosure Categories”) that the independent auditor may perform. The policy requires that a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the lesser of $5,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4. Such services are promptly brought to the attention of the Audit and Compliance Committee and approved by the Audit and Compliance Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the board of directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its charter, which the board has adopted. The Committee reviews that charter on an annual basis.

The board annually reviews the NASDAQ listing standards’ definition of “independence” for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations.

As a Committee, we met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit and Compliance Committee engaged Moss Adams, LLP (“Moss Adams”) as the Company’s independent registered public accounting firm, to perform the audit of the Company’s financial statements for the period ending December 31, 2008. Moss Adams has been engaged in this capacity since August 2005, based on the Committee’s review of Moss Adams’s performance and independence from management. In accordance with NASD Rule 4350, Moss Adams is registered as a public accounting firm with the Public Company Accounting Oversight Board.

The Audit and Compliance Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2008 with management. The Committee also met separately with both management and Moss Adams to discuss and review those financial statements and reports prior to issuance. Management has represented, and Moss Adams has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Moss Adams the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosure and the letter from Moss Adams that is required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has discussed with Moss Adams the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit and Compliance Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

Submitted by the Audit and Compliance Committee:

Dan Giustina (Chair)

Ron Angell

Ted Mason

Diane Miller

Bryan Timm (Vice Chair)

INCORPORATION BY REFERENCE

The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports by reference therein.

REVOCABLE PROXY

Proxy Solicited on behalf of the Board of Directors

Umpqua Holdings Corporation

Annual Shareholder Meeting on April 14, 2009

The undersigned hereby appoints Raymond P. Davis and Allyn Ford, and each of them, proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation at the Annual Meeting of Shareholders to be held on April 14, 2009, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.	To elect eleven directors to one year terms expiring at the 2010 annual meeting.			☐	For all nominees listed below, except as marked to the contrary.

				☐	Withhold authority to vote for all nominees listed below

All nominees listed below (except as marked to the contrary)
INSTRUCTION: to withhold authority for any individual, cross a line through the nominee’s name in the list below:

	Ronald F. Angell	David B. Frohnmayer	Raymond P. Davis
	Allyn C. Ford	Jose Hermocillo	Stephen M. Gambee
	Dan Giustina	William A. Lansing	Frank R.J. Whittaker
	Diane D. Miller	Bryan L. Timm

2.	To ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009.			☐ For	☐ Against	☐ Abstain

3.	To approve, in an advisory (non-binding) vote, the compensation of executives disclosed in the proxy statement.			☐ For	☐ Against	☐ Abstain

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF ITEM 2 AND ITEM 3, AND OTHERWISE IN THE DISCRETION OF THE APPOINTED PROXIES.

Signature	Signature	Dated	, 2009

Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name of the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.

Vote By Internet

http://www.proxyvoting.com/umpq

Use the Internet to transmit your voting instructions until 11:59 p.m. eastern time the day before the meeting date. Have your proxy card in hand when you access the website. You will be prompted to enter your control number to create and submit an electronic ballot.

Vote By Telephone

1-866-540-5760

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. eastern time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your control number; and then follow the directions given.

Vote By Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.